EXHIBIT (a)(1)

CA, INC.

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS (“OFFER”)

NOVEMBER 7, 2006

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M., EASTERN TIME, ON DECEMBER 7, 2006,
UNLESS THE OFFER IS EXTENDED

CA, Inc. (“CA”, the “Company”, “us” or “we”) is making this offer to cancel certain stock options previously granted to its employees under its 1991 Stock Incentive Plan, as amended and restated (the “1991 Plan”) with a grant date of July 20, 2000 in exchange for new options (the “New Options”).

The options subject to this Offer are those that:

(1) were granted on July 20, 2000;

(2) became exercisable on July 20, 2005 (the last installment, covering 30% of the shares);

(3) entitle the option holder to purchase shares of the Company’s common stock at an exercise price per share of $27.00; and

(4) have not been exercised as of the date of this Offer (the “Eligible Options”).

The Company recently determined that, due to significant delays in communicating the July 20, 2000 option grants to employees after they were approved for grant, the fair market value of the Company’s common stock on the measurement date for such options for accounting and tax purposes was $37.50 per share, or $10.50 higher than the $27.00 per share exercise price. (Additional details about these delays and the Company’s position with respect to these options are provided below).

CA is making this offer because of potential adverse tax consequences that apply to the holders of the Eligible Options under new federal income tax rules when the exercise price is lower than the fair market value of the optioned stock on the measurement date for tax purposes. Under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) as interpreted in proposed regulations issued by the U.S. Internal Revenue Service (the “IRS”), options granted with a below-market exercise price, to the extent they were not vested as of December 31, 2004, may be subject to regular income tax, a 20% additional tax and other penalties before (and regardless of whether) they are exercised.

The options granted on July 20, 2000 may be considered to have been granted with an exercise price below the fair market value of CA stock for purposes of Section 409A of the Code (“Section 409A”).  However, those options vested in five installments, and only the last installment – covering 30% of the grant – vested after 2004 (on July 20, 2005) and may be subject to the adverse tax consequences of Section 409A.

Accordingly, CA is now offering employees who were granted an option with a grant date of July 20, 2000 AND who were subject to taxation in the United States in 2005 the opportunity to cancel the last installment (or last 30%) of the July 20, 2000 option grant that vested on July 20, 2005, to the extent still outstanding and unexercised, in exchange for a new option, as described below (the “New Option”).  If accepted by CA, the cancellation of the Eligible Option and the grant of the New Option will be effective on the first business day after the Offer expires (which we expect to be December 8, 2006).

The New Option will be granted under the Company’s 2002 Incentive Plan, as amended and restated (the “2002 Plan”), under a new option grant agreement that will include the following terms and conditions:

•                  an exercise price equal to the greater of (i) $27.00 and (ii) the closing price of the Company’s stock on the New York Stock Exchange (the “NYSE”) on the grant date;

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•                  a vesting date whereby the New Option becomes exercisable 6 months after the grant date;

•                  an expiration date of July 20, 2010 (the same expiration date as the Eligible Option); and

•                  such other terms and conditions approved by CA, substantially in the form of the grant agreement attached as Exhibit “B” to this Offer to Exchange Eligible Options for New Options (the “Offer to Exchange”) and filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission.

The number of shares underlying the New Option will be the same number of shares underlying the Eligible Option immediately before the Offer.

In addition, we believe that neither the canceled Eligible Option nor the New Option should be subject to adverse income taxation under Section 409A.  We believe that eligible option holders who were subject to U.S. federal income taxation in 2005 who do not elect to exchange their Eligible Option for a New Option will be subject to adverse tax consequences under Section 409A and we will be required to report and withhold accordingly.  Those option holders will be solely responsible for any taxes, penalties or interest payable under Section 409A.  Taxes may be incurred whether or not the Eligible Option is ever exercised.

Please note that the terms and conditions of the 2002 Plan and the New Options that will be granted under it are different than the terms and conditions of the 1991 Plan and the Eligible Options.  One of the more significant differences, for example, is that the New Options will allow 30 days after certain terminations of employment in which to exercise vested options, as compared to only five days for the Eligible Options granted under the 1991 Plan.  A summary of the terms of the 2002 Plan and New Options is provided below and a copy of the 2002 Plan and New Option grant agreement are attached as Exhibits “A” and “B”, respectively, to this Offer to Exchange and are filed as exhibits to the Schedule TO.

The balance of your July 20, 2000 option that vested before July 20, 2005 is not subject to this Offer and does not constitute an Eligible Option for purposes of this Offer. That portion of your July 20, 2000 option will remain subject to the existing terms and conditions.  If you elect to exchange your Eligible Option for a New Option, you will also receive an amendment to the grant agreement originally provided to you with respect to your July 20, 2000 grant, a copy of which has been attached as Exhibit “C” to this document.  This amendment will reflect the cancellation of your Eligible Option.

Please note that you may have received more than one option grant (with a different Option Number) that satisfies the requirements of an Eligible Option. Each Eligible Option will be identified in the personalized Letter of Transmittal that will be sent to you shortly (as described below). Therefore, references to your “Eligible Option” in these offer materials are to each of your Eligible Options. You will receive a New Option with respect to each Eligible Option that is cancelled. If you accept the Offer, you must accept the Offer with respect to all of your Eligible Options.

Holders of Eligible Options are eligible to participate in this Offer if they are an employee of CA or one of its subsidiaries on the date the Offer begins and remain an employee through the date that a New Option is granted.

Example: Assume that you were granted an option to purchase 1,000 shares which had a grant date of July 20, 2000 and an exercise price per share of $27.00. That option vests in five annual installments over the five-year period as follows – 10%, 15%, 20%, 25% and 30%, on each of the first five anniversaries of the grant date.  As of December 30, 2004, the option was vested and exercisable as to 700 of those shares but not vested or exercisable as to 300 of those shares (which vest on July 20, 2005). That portion of your July 20, 2000 grant giving you the right to purchase 300 shares of CA common stock constitutes the Eligible Option for purposes of this offer. No other portion may be exchanged pursuant to this offer.  If you accept this offer, then your Eligible Option will be canceled and replaced with a New Option to purchase 300 shares under the 2002 Plan and with the terms and conditions described above.  So, if the offer is accepted and your New Option is granted on December 8, 2006, you will not be permitted to exercise that portion of your option until June 8, 2007.

The exercise price of the New Option to purchase 300 shares will be the higher of $27 and the closing price of the Company’s common stock on the date the New Option is granted (which is expected to be December 8, 2006 unless the Offer is extended).

Further details about the terms and conditions of the New Options under the 2002 Plan are provided below.

The offer set forth in this document and the related Letter of Transmittal – which will be sent to you in a separate e-mail – (which together, as they may be amended or supplemented from time to time, constitute

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the “Offer”) will expire on the expiration date, currently set for December 7, 2006, unless extended (the “Expiration Date”).

We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange, including the conditions described in Section 7. You are not required to accept the Offer. There is no condition that holders of a minimum number of Eligible Options accept the Offer.

Each Eligible Option that we accept for cancellation will be canceled on the first business day following the Expiration Date of this Offer, expected to be December 8, 2006 (unless the Offer is extended). Subject to satisfaction of the conditions to the Offer, we currently intend to accept for cancellation on the Expiration Date the Eligible Options of all those option holders who accept the Offer. The cancellation will result in the grant of a New Option (as described above) on the first business day following the Expiration Date of this Offer.

As of October 31, 2006, options to purchase 9,128,599 shares of our common stock were issued and outstanding under the 1991 Plan, including Eligible Options to purchase up to 1,159,270 shares of our common stock.   As of October 31, 2006, options to purchase 10,270,106 shares of our common stock were issued and outstanding under the 2002 Plan.

Although our board of directors has approved this Offer, neither we nor our board of directors will make any recommendation as to whether you should accept the Offer to exchange your Eligible Option for a New Option. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not canceled pursuant to this Offer.  Except for three current executive officers, no other executive officers or members of our board of directors hold Eligible Options.  Those executive officers will be eligible to participate in this Offer in accordance with the same terms and conditions as all other Eligible Participants.

As noted above, the exercise price of the New Option will be the higher of $27.00 and the closing price of the Company’s common stock on the NYSE on the grant date. Therefore, if the closing price on the grant date of the New Option is above $27.00 and you accept the Offer to exchange your Eligible Option for a New Option, you will be losing the benefit of the lower exercise price associated with your Eligible Option which will be cancelled. This factor should be considered in making your decision as to whether to accept the Offer. On November 3, 2006, the last reported sales price of our common stock on the NYSE (which is quoted under the symbol “CA”) was $22.91 per share.

You should direct questions about the Offer or requests for assistance or for additional copies of this document or the Letter of Transmittal to the Equity Administration Group at 631-342-2577.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO (the “Schedule TO”) or in the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer to Exchange, the related Schedule TO or in the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should accept or reject the Offer.  You should rely only on the representations and information contained in this Offer to Exchange, the related Schedule TO or in the related Letter of Transmittal.

The Offer to Exchange has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense. All references to tax consequences are for general information only. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

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IMPORTANT INFORMATION

CA will also provide you with a personalized Letter of Transmittal containing a summary of the Eligible Options you currently hold, including the number of shares under the options subject to the Offer.  This personalized Letter of Transmittal should be sent to you via e-mail within 24 hours of the time that you received these Offer materials. IF YOU DO NOT RECEIVE YOUR PERSONALIZED LETTER OF TRANSMITTAL WITHIN 24 HOURS OF GETTING THESE MATERIALS, PLEASE CONTACT THE EQUITY ADMINISTRATION GROUP AT 631-342-2577.

If you wish to accept the Offer to exchange your Eligible Option for a New Option, you must timely complete and sign your Letter of Transmittal in accordance with its instructions, and send it and any other required documents via facsimile to CA, Attn.: the Equity Administration Group, at facsimile number 631-342-2351. Submission by any other means, including hand delivery, e-mail, interoffice mail or U.S. mail (or other postal service), is not permitted.

We are not making the Offer to, nor will we accept any submitted acceptance of the Offer from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

You are receiving the Offer materials by electronic means. You may request a written copy of any or all of these materials at no charge by contacting the Equity Administration Group at 631-342-2577.

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TABLE OF CONTENTS

		PAGE
INDEX TO SUMMARY TERM SHEET		1

SUMMARY TERM SHEET		3

CERTAIN RISKS OF PARTICIPATING IN THE OFFER		11

THE OFFER		12
1.	ELIGIBLE PARTICIPANTS; ELIGIBLE OPTIONS; GRANT OF NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS	12
2.	PURPOSE OF THE OFFER	14
3.	STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED FOR NEW OPTIONS	15
4.	PROCEDURES FOR ACCEPTING THE OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS	15
5.	WITHDRAWAL RIGHTS	17
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR CANCELLATION	17
7.	CONDITIONS OF THE OFFER	18
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS	20
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS	20
10.	INFORMATION CONCERNING CA	26
11.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE ELIGIBLE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS	28
12.	STATUS OF ELIGIBLE OPTIONS CANCELED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER	29
13.	LEGAL MATTERS; REGULATORY APPROVALS	30
14.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	30
15.	EXTENSION OF THE OFFER; TERMINATION; CANCELLATION	31
16.	FEES AND EXPENSES	31
17.	ADDITIONAL INFORMATION	31
18.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS	32

INDEX TO SUMMARY TERM SHEET

QUESTION	PAGE
W WHY IS CA MAKING THE OFFER?	3

WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?	3

AR ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?	3

W WHAT ARE THE COMPONENTS OF THE OFFER?	4

WHY WILL THE EXERCISE PRICE OF THE NEW OPTION POTENTIALLY BE HIGHER THAN THE ORIGINAL EXERCISE PRICE OF $27?	4

WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE CA COMMON STOCK ON THE GRANT DATE OF THE NEW OPTION IS LESS THAN $27.00? WILL MY OPTION SHARES HAVE A PRICE THAT IS LESS THAN $27.00?	4

WHY ARE THERE ADDITIONAL VESTING REQUIREMENTS ON THE NEW OPTION, IF MY ELIGIBLE OPTION WAS ALREADY VESTED?	4

WHAT HAPPENS IF I ELECT TO CANCEL MY ELIGIBLE OPTION FOR A NEW OPTION, BUT I QUIT OR LOSE MY JOB BEFORE THE NEW OPTION IS GRANTED?	4

W WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?	4

W WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?	5

W WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?	5

W WHAT SECURITIES ARE SUBJECT TO THE OFFER?	6

A AM I REQUIRED TO PARTICIPATE IN THE OFFER?	6

DODO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTION SHARES OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTION SHARES?	6

WI WILL THE TERMS AND CONDITIONS OF MY NEW OPTION BE THE SAME AS MY ELIGIBLE OPTION?	6

W WHEN WILL MY ELIGIBLE OPTION BE CANCELED?	6

CA CAN I EXERCISE MY ELIGIBLE OPTION AFTER I ACCEPT THE OFFER BUT BEFORE IT IS CANCELED?	7

W WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION OR A NON-STATUTORY OPTIONS?	7

W ONCE MY ELIGIBLE OPTION IS CANCELED, IS THERE ANYTHING I MUST DO TO RECEIVE THE NEW OPTION?	7

WILL I BE REQUIRED TO GIVE UP ALL OF MY RIGHTS UNDER THE ELIGIBLE OPTION?	7

WHAT HAPPENS TO MY ELIGIBLE OPTION IF I DO NOT RETURN MY LETTER OF TRANSMITTAL, CHOOSE NOT TO PARTICIPATE OR MY ELIGIBLE OPTION IS NOT ACCEPTED FOR EXCHANGE?	7

WHEN MAY I EXERCISE THE PORTION OF MY OPTION THAT WAS VESTED AS OF DECEMBER 31, 2004?	7

WHY AREN’T MY SHARES THAT VESTED IN 2004 SUBJECT TO THE OFFER?	8

W WHAT ARE THE CONDITIONS TO THE OFFER?	8

W WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?	8

HO HOW AND WHEN DO I ACCEPT THE OFFER TO EXCHANGE MY ELIGIBLE OPTION FOR A NEW OPTION?	8

DU DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY SUBMITTED ACCEPTANCE OF THE OFFER?	8

WILL CA TAKE AN ACCOUNTING CHARGE IN CONNECTION WITH THE OFFER?	9

W WHAT DOES CA THINK OF THE OFFER?	9

W WHAT ARE SOME KEY DATES TO REMEMBER?	10

W WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?	10

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of the Offer to Exchange and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Exchange and the Letter of Transmittal. We have included page references to the relevant sections of the Offer where you can find a more complete description of the topics in this summary term sheet.

WHY IS CA MAKING THE OFFER?

CA, Inc. (“CA”, the “Company”, “us” or “we”) is making this Offer to cancel the stock options granted to employees of CA or its subsidiaries that (1) were granted on July 20, 2000, (2) became exercisable on July 20, 2005 (i.e., the last installment, covering 30% of the shares), (3) entitle the option holder to purchase shares of the Company’s common stock at an exercise price per share of $27.00 and (4) have not been exercised as of the date of this Offer (the “Eligible Options”) because of potential adverse federal income tax consequences to the holders of these options. The Eligible Options entitle the option holders to purchase shares of the Company’s common stock under its 1991 Stock Incentive Plan, as amended and restated (the “Plan”), for an exercise price per share of $27.00.

As discussed in our Annual Report on Form 10-K for the year ended March 31, 2006, there was a significant delay in communicating certain stock option grants between fiscal years 1996 and 2001. In almost all cases, the price of CA stock on the date the awards were approved by the board was lower than the market price of CA stock on the dates the award was formally communicated to employees. The Company treated the date of the action by the committee of the board approving the grants as the accounting measurement date for determining share-based compensation expense. However, the Company determined that the proper accounting measurement date for stock option awards that were not communicated timely to an employee should have been the date the grant was communicated to an employee, not the date of approval of the grant.

With respect to the July 20, 2000 option grants, therefore, the Company determined that the fair market value of the Company’s common stock on the measurement date of these options for accounting and tax purposes (i.e. the date of communication) was $37.50 per share, or $10.50 higher than the $27.00 exercise price per share. (Page 14)

Under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) as interpreted in proposed regulations issued by the U.S. Internal Revenue Service (the “IRS”), options granted with a below-market exercise price, to the extent they were not vested as of December 31, 2004, may be subject to regular income tax, a 20% additional tax and other penalties before (and regardless of whether) they are exercised.  The Eligible Options vested after 2004 and may be considered to have an exercise price below the market value of CA stock on the date of grant used for federal income tax purposes.  CA has decided to offer to cancel the Eligible Options and grant new options intended to comply with Section 409A of the Code (“Section 409A”). (Page 14)

WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

CA is offering its employees (and employees of its subsidiaries) who received and hold Eligible Options under the 1991 Plan AND who were subject to taxation in the United States in 2005 (“Eligible Participants”) the opportunity to cancel their Eligible Option in exchange for a New Option.

Individuals must remain as employees of CA or its subsidiaries through the date that a New Option is granted pursuant to this Offer.

Except for three current executive officers, no other executive officers or members of our board of directors hold Eligible Options.  Those executive officers will be eligible to participate in this Offer in accordance with the same terms and conditions as all other Eligible Participants. (Page 12; Page 28)

ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?

Yes. If you hold an Eligible Option AND were subject to taxation in the United States in 2005, you are eligible to participate in the Offer, even if you are not currently residing in the United States.  We note, however, that option holders who were not U.S. taxpayers in 2005 are not subject to Section 409A and are not eligible to participate in the Offer.

WHAT ARE THE COMPONENTS OF THE OFFER?

If canceled, the Eligible Option will be exchanged for a New Option, granted pursuant to a new grant agreement under the 2002 Plan, with the following terms and conditions:

•                  an exercise price equal to the greater of (i) $27.00 and (ii) the closing price of the Company’s stock on the New York Stock Exchange (the “NYSE”) on the grant date;

•                  a vesting date whereby the New Option becomes exercisable 6 months after the grant date;

•                  an expiration date of July 20, 2010 (the same expiration date as the Eligible Option); and

•                  such other terms and conditions approved by CA, substantially in the form of the grant agreement attached as Exhibit “B” to this Offer to Exchange and filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission.

The number of shares underlying the New Option will be the same number of shares underlying the Eligible Option immediately before the Offer. (Page 12)

WHY WILL THE EXERCISE PRICE OF THE NEW OPTION POTENTIALLY BE HIGHER THAN THE ORIGINAL EXERCISE PRICE OF $27?

If, on the date of grant of the New Option (expected to be December 8, 2006 unless the Offer is extended) the actual closing price of the Company’s common stock is greater than $27 (the current exercise price of the July 20, 2000 option), the exercise price of the New Option will equal the closing price on the date of grant.  In order to avoid the adverse tax consequences of Section 409A, among other requirements that a stock option must satisfy, its exercise price must be at least equal to the stock’s fair market value on the date of grant.  For this purpose, we use the closing price of the underlying stock on the date of grant. (Page 12; Page 14)

We note that, if the closing price on the grant date of the New Options is above $27.00 and you accept the Offer to exchange your Eligible Options for a New Option, you will be losing the benefit of the lower exercise price associated with your Eligible Option, which will be cancelled.  This factor should be considered in making your decision as to whether to accept the Offer. On November 3, 2006, the last reported sales price of our common stock on the NYSE (which is quoted under the symbol “CA”) was $22.91.

WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE CA COMMON STOCK ON THE GRANT DATE OF THE NEW OPTION IS LESS THAN $27.00? WILL MY OPTION SHARES HAVE A PRICE THAT IS LESS THAN $27.00?

No. Even if the fair market value per share of CA common stock on the grant date of the New Option is less than $27.00, the exercise price of your New Option will be $27.00. (Page 12)

WHY ARE THERE ADDITIONAL VESTING REQUIREMENTS ON THE NEW OPTION, IF MY ELIGIBLE OPTION WAS ALREADY VESTED?

The terms of the New Options were developed with the intention of complying with Section 409A.

WHAT HAPPENS IF I ELECT TO CANCEL MY ELIGIBLE OPTION FOR A NEW OPTION, BUT I QUIT OR LOSE MY JOB BEFORE THE NEW OPTION IS GRANTED?

You must be an employee at the time the New Option is granted.  If your employment terminates for any reason prior to the date a New Option is granted, you will automatically be deemed to have revoked your acceptance to exchange your Eligible Option for a New Option before the Expiration Date and the Eligible Option will remain outstanding, in accordance with its terms. (Page 12)

WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO CODE SECTION 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004. In December 2004, September 2005 and October 2006, the U.S. Treasury Department and Internal Revenue Service provided some guidance and issued proposed regulations with respect to certain aspects of Section 409A. That guidance and the proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be considered deferred compensation that fails to satisfy all of the requirements of Section 409A.  Therefore, it will be subject to the tax penalties prescribed under Section 409A.  Although it is not clear how a non-compliant option would be treated under Section 409A, we believe that the following adverse U.S. federal tax consequences could apply:

(i)                                     The option holder would recognize immediate taxable income as the option vests. The amount of income recognized on the vesting date will be equal to the fair market value of the option shares which may be purchased on the vesting date, less the exercise price payable for those shares.

(ii)                                  The option holder would incur an additional twenty percent (20%) tax on the income recognized on the vesting date.

(iii)                               The option holder may also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

We believe that taxation would occur in such manner even though the option remains unexercised. It is also possible that the option holder would be subject to additional income taxes and penalty taxes annually on increases in the value of the option shares that occur after the applicable vesting date until the option is exercised. Such taxation could be based on the highest value achieved by the shares during the year.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer. (Page 14)

WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?

If you accept the Offer to exchange your Eligible Option for a New Option, we believe that you should not recognize any taxable income for U.S. federal income tax purposes at the time of the acceptance, at the time your Eligible Option is canceled or at the time your New Option is granted.

Also, we believe that (1) you should not be subject to the adverse tax consequences of Section 409A that may apply otherwise to your Eligible Option and (2) your New Option should not be subject to Section 409A.  There can be no assurance, however, that the IRS will agree with us and it is not possible to obtain a ruling from the IRS because no final regulations have been issued.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer.  Please note that only those option holders who were U.S. taxpayers in 2005 are eligible to participate in the Offer.  (Page 11; Page 12; Page 14)

We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?

If you were a U.S. taxpayer in 2005 and you choose not to accept the Offer to exchange your Eligible Option for a New Option, then we believe that you will be subject to adverse tax consequences under Section 409A and we will be required to report and withhold accordingly. You will be solely responsible for any taxes, penalties or interest payable under Section 409A. (Page 13)  Also, since your Eligible Option vested on July 20, 2005, you could be subject to the Section 409A taxes, penalties and/or interest as of that vesting date (or based on the highest value achieved by CA stock in 2005).  You should note that the IRS has not issued final regulations under Section 409A. There is a chance that the regulations issued by the IRS may provide some relief with respect to your Eligible Option. We cannot comment on the effect of any future IRS guidance. (Page 11; Page 13; Page 14)

We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

WHAT SECURITIES ARE SUBJECT TO THE OFFER?

The Offer covers only Eligible Options. Your Letter of Transmittal will contain a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares subject to your Eligible Options. (Page 12)

AM I REQUIRED TO PARTICIPATE IN THE OFFER?

No. Participation in the Offer is voluntary. You may choose not to accept the Offer to exchange your Eligible Option for a New Option.  If you do not accept the Offer, then you may be subject to adverse tax consequences under Section 409A.  You will be solely responsible for any taxes, penalties or interest payable under Section 409A.  (Page 14)

DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTION SHARES OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTION SHARES?

If you wish to accept this Offer, you must accept the Offer with respect to all of your Eligible Option shares. (Page 12)

WILL THE TERMS AND CONDITIONS OF MY NEW OPTION BE THE SAME AS MY CANCELED ELIGIBLE OPTION?

The New Option will be granted pursuant to a new option grant agreement under the 2002 Plan which has different terms and conditions than the 1991 Plan.  The New Option will include the following terms and conditions:

•                  an exercise price equal to the greater of (i) $27.00 and (ii) the closing price of the Company’s stock on the New York Stock Exchange (the “NYSE”) on the grant date;

•                  a vesting date whereby the New Option becomes exercisable 6 months after the grant date;

•                  an expiration date of July 20, 2010 (the same expiration date as the Eligible Option); and

•                  such other terms and conditions approved by CA, substantially in the form of the grant agreement attached as Exhibit “B” to this Offer to Exchange and filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission.

The number of shares underlying the New Option will be the same number of shares underlying the Eligible Option immediately before the Offer.  All of the other terms and conditions applicable to option grants under the 2002 Plan (described below on Page 20) will also apply.  (Page 12)

Please note that the terms and conditions of the 2002 Plan and the New Options that will be granted under it are different than the terms and conditions of the 1991 Plan and the Eligible Options.  One of the more significant differences, for example, is that the New Options will allow 30 days after certain terminations of employment in which to exercise vested options, as compared to only five days for the Eligible Options granted under the 1991 Plan.  A summary of the terms of the 2002 Plan and New Options is provided below and a copy of the 2002 Plan and New Option grant agreement are attached as Exhibits “A” and “B”, respectively, to this Offer to Exchange and filed as exhibits to the Schedule TO. (Page 20; Page 24)

WHEN WILL MY ELIGIBLE OPTION BE CANCELED?

The Eligible Options for which this Offer is accepted will be canceled on the first business day following the expiration date of the Offer (the “Cancellation Date”), anticipated to be December 8, 2006 (unless the Offer is extended).  The New Option will also be issued effective on the same date.  (Page 13)

CAN I EXERCISE MY ELIGIBLE OPTION AFTER I ACCEPT THE OFFER BUT BEFORE IT IS CANCELED?

If you accept the Offer to exchange your Eligible Option for a New Option and want to exercise it prior to its cancellation, you must first withdraw your previously submitted acceptance. (Page 17) If you exercise your option prior to its cancellation under the Offer, you may be subject to adverse tax consequences under Section 409A and you will be solely responsible for any taxes, penalties or interest payable under Section 409A. (Page 15; Page 17)

WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION OR A NON-STATUTORY OPTION?

The New Options will be non-statutory options.

Therefore, when you subsequently exercise that non-statutory option, you will recognize taxable compensation income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and CA must collect the applicable withholding taxes with respect to such income.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in those jurisdictions of exercising your options.   CA recommends that you consult with your tax advisor when deciding whether you should accept the Offer to discuss the consequences.  (Page 20)

ONCE MY ELIGIBLE OPTION IS CANCELED, IS THERE ANYTHING I MUST DO TO RECEIVE THE NEW OPTION?

No.  Once your Eligible Option is canceled, there is nothing that you must do to receive your New Option.  Your New Option will be granted to you on the first business day after the Expiration Date of the Offer and a new grant agreement evidencing the New Option (a form of which has been attached as Exhibit “B”) will be sent to you shortly thereafter, provided you are an employee on the grant date of the New Option.  In addition, you will also receive an amendment to your original agreement evidencing your July 20, 2000 grant, a form of which has been attached as Exhibit “C” to this document.  This amendment will reflect the cancellation of your Eligible Option. (Page 12; Page 20)

WILL I BE REQUIRED TO GIVE UP ALL OF MY RIGHTS UNDER THE ELIGIBLE OPTION?

Yes.  If you choose to exchange your Eligible Option for a New Option and that offer is accepted, your Eligible Option will be canceled and you will no longer have any rights under that option.  (Page 12; Page 15)

WHAT HAPPENS TO MY ELIGIBLE OPTION IF I DO NOT RETURN MY LETTER OF TRANSMITTAL, CHOOSE NOT TO PARTICIPATE OR MY ELIGIBLE OPTION IS NOT ACCEPTED FOR EXCHANGE?

If the Company does not receive your Letter of Transmittal by the deadline, you choose not to participate, or your Eligible Option is not accepted for exchange, your existing option will remain outstanding until it expires by its terms.  Pursuant to the new tax regulations described in this Offer, you may be subject to adverse tax consequences under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A. (Page 14; Page 15)

WHEN MAY I EXERCISE THE PORTION OF MY OPTION THAT WAS VESTED ON OR BEFORE DECEMBER 31, 2004?

You may exercise the portion of your July 20, 2000 option that was vested on or before December 31, 2004 at any time prior to its termination. That portion of the July 20, 2000 option is not subject to the Offer and should not be subject to Section 409A. (Page 12)

WHY AREN’T MY SHARES THAT VESTED IN 2004 SUBJECT TO THE OFFER?

The Internal Revenue Service’s proposed regulations implementing Section 409A provide that the Section does not apply to options that vested on or before December 31, 2004.  (Page 14)

WHAT ARE THE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 7. There is no condition that the Offer be accepted by a minimum number of Eligible Options. (Page 18)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The Offer expires on December 7, 2006, at 5:00 P.M. Eastern Time, unless we extend the Offer.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an e-mail or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer period. (Page 13; Page 31)

HOW AND WHEN DO I ACCEPT THE OFFER TO EXCHANGE MY ELIGIBLE OPTION FOR A NEW OPTION?

If you decide to accept the Offer, you must deliver to us, before 5:00 P.M. Eastern Time on December 7, 2006, the Letter of Transmittal distributed to you, properly completed and duly executed, and any other documents required by the Letter of Transmittal.

The Letter of Transmittal and other documents must be sent to us via facsimile at CA, Attn.: the Equity Administration Group, at facsimile number 631-342-2351. Responses submitted by any other means, including hand delivery, e-mail, interoffice mail or U.S. mail (or other postal service), are not permitted. If we extend the Offer beyond that time, you must deliver these documents before the extended expiration date of the Offer. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept your Eligible Option in exchange for a New Option pursuant to this Offer.

We reserve the right to reject any or all acceptances of the Offer to exchange Eligible Options for New Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely submitted acceptances of the Offer that are not validly withdrawn. Subject to our rights to extend, terminate and cancel the Offer, we currently expect that we will accept all properly submitted acceptances of the Offer upon the expiration of the Offer, and we will cancel those options in the manner described in this Offer. (Page 15)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY SUBMITTED ACCEPTANCE OF THE OFFER?

You may withdraw your acceptance of the Offer to exchange your Eligible Option for a New Option at any time before 5:00 P.M. Eastern Time on December 7, 2006. If we extend the Offer beyond that time, you may withdraw your submitted acceptance at any time until the extended expiration date of the Offer. To withdraw your submitted acceptance, you must send to us a properly completed and executed Withdrawal Form, with the required information while you still have the right to withdraw the submitted acceptance of the Offer. To receive a copy of the Withdrawal Form please contact the Equity Administration Group at 631-342-2577. The Withdrawal Form must be sent via facsimile to CA, Attn.: the Equity Administration Group, at facsimile number 631-342-2351. Once you have withdrawn your acceptance, you may re-submit an acceptance only if you again follow the acceptance procedures described in this document and the Letter of Transmittal prior to the Expiration Date of the Offer. (Page 17) If you withdraw your acceptance and do not re-submit an acceptance, you may be subject to adverse income tax consequences under Section 409A.  You will be solely responsible for any taxes, penalties or interest payable under Section 409A.  (Page 14)

WILL CA TAKE AN ACCOUNTING CHARGE IN CONNECTION WITH THE OFFER?

For purposes of estimating the amount of the accounting charge that could result from the grant of New Options, if we assume that all holders of Eligible Options currently residing in the U.S. participate in the Offer, the Company would incur an additional accounting charge of approximately $400,000 on a pre-tax basis as a result of the grant of such New Options. The exact amount of additional accounting charge will depend on how many Eligible Options are tendered by Eligible Participants pursuant to the Offer and the fair value of the Company’s stock on the grant date of the New Options. Such charge will be recognized over the six-month vesting period of the New Options. (Page 29)

WHAT DOES CA THINK OF THE OFFER?

Although our board of directors has approved the Offer, neither we nor our board of directors make any recommendation as to whether you should accept or refrain from accepting the Offer to exchange your Eligible Option for a New Option. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not canceled and you will be solely responsible for any taxes, penalties or interest payable under Section 409A.  CA recommends that you consult with your tax advisor when deciding whether you should accept the Offer to exchange your Eligible Option for a New Option. (Page 11; Page 14)

As noted above, the exercise price of the New Option will be the higher of $27.00 and the closing price of the Company’s common stock on the NYSE on the grant date, therefore, if the closing price on the grant date of the New Options is above $27.00 and you accept the Offer to exchange your Eligible Option for a New Option, you will be losing the benefit of the lower exercise price associated with your Eligible Option which will be cancelled. This factor should be considered in making your decision as to whether to accept the Offer. On November 3, 2006, the last reported sales price of our common stock on the NYSE (which is quoted under the symbol “CA”) was $22.91 per share. (Page 15)

WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is November 7, 2006.

The Offer expires at 5:00 pm Eastern Time on December 7, 2006 (unless we extend it).

If accepted by CA, the Eligible Options will be canceled and New Options will be granted as of the first business day following the Expiration Date of the Offer (which we expect to be December 8, 2006 unless we extend the Offer).

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact the Equity Administration Group at 631-342-2577.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves risks discussed in this Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the year ended March 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended on September 30, 2006 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 17 “Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisor before deciding to participate in the Offer.

Tax-Related Risks.

There are no Final Regulations Interpreting Section 409A. As described above and in Section 2 below, based on the current guidance and proposed regulations under Section 409A, we believe that your Eligible Option may be subject to adverse tax consequences under Section 409A. We believe that this Offer to cancel your Eligible Option and grant to you the New Option should result in your Eligible Option (if canceled) and your New Option not being subject to adverse tax consequences under Section 409A.  There can be no assurance, however, that the IRS will agree with us and it is not possible to obtain a ruling from the IRS because no final regulations have been issued.  Further, we cannot comment on the effect of any future Internal Revenue Service guidance.

Tax-related Risks for Residents of Multiple Countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

State and Local Taxes. The discussion in Section 2 and Section 14 of the Offer to Exchange describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer; state and local taxes may differ. Certain states, including California, have adopted provisions similar to Section 409A under state tax law; if you are subject to income taxation in such states, you may incur additional taxes and penalties under such provisions with respect to your Eligible Option.

All option holders should consult with their own personal tax advisor as to the tax consequences of their participation in the Offer.

Procedural Risks.

You are responsible for making sure that your Letter of Transmittal and/or Withdrawal Form is received by us prior to the expiration time. Your submissions may only be made via facsimile. Submissions made by any other means, including hand delivery, e-mail, inter-office mail or U.S. mail (or other postal service), will not be accepted. We intend to confirm the receipt of your Letter of Transmittal and/or Withdrawal Form within two business days of receipt. If you have not received a confirmation, you must confirm that we have received your submissions by contacting the Equity Administration Group at 631-342-2577. If we do not have a record of receipt of your submissions, we may request that you show us evidence of submission. We recommend that you keep a copy of your submissions and fax confirmation sheet in case we ask you for evidence of timely submission. If you do not have evidence of timely submission, we will not be obligated to change any determinations we have made regarding your participation in the Offer.

THE OFFER

1.	ELIGIBLE PARTICIPANTS; ELIGIBLE OPTIONS; GRANT OF NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

Upon the terms and subject to the conditions of the Offer, we will cancel all Eligible Options held by Eligible Participants who accept the Offer in accordance with Section 4, and do not validly withdraw their acceptance in accordance with Section 5 before the Expiration Date, in exchange for New Options.

Eligible Participants

Current employees of CA, Inc. (“CA”, the “Company”, “us” or “we”) or of its subsidiaries who hold Eligible Options (as defined below) AND who were subject to taxation in the United States in 2005 are eligible to participate in the Offer (“Eligible Participants”) and to accept the Offer to cancel their Eligible Options in exchange for new options (“New Options”) in accordance with the terms and conditions of the Offer.  Individuals must also remain as employees of CA or its subsidiaries through the date that a New Option is granted pursuant to this Offer.

Except for three current executive officers, no other executive officers or members of our board of directors hold Eligible Options.  Those executive officers will be eligible to participate in this Offer in accordance with the same terms and conditions as all other Eligible Participants.

Eligible Options

An “Eligible Option” is the portion of the option granted under CA’s 1991 Stock Incentive Plan, as amended and restated (the “1991 Plan”) that (i) had a grant date of July 20, 2000, (ii) had an exercise price per share of $27.00, (iii) became exercisable on July 20, 2005 (i.e., the last installment, covering 30% of the shares) and (iv) remains outstanding and unexercised upon the Expiration Date (as defined below) of this Offer.

No other portion of that July 20, 2000 option will constitute an Eligible Option.  That remaining portion of the July 20, 2000 option will remain subject to the existing terms and conditions and should not be subject to adverse tax consequences under Section 409A of the Internal Revenue Code.

If you are an Eligible Participant and you choose to accept the Offer to exchange your Eligible Option for a New Option, you must accept the Offer with respect to all of the shares subject to the Eligible Option and must remain employed through the date the New Option is granted.  Once accepted, your Eligible Option will be canceled and you will no longer have any rights under that option.  If your employment terminates for any reason prior to the date a New Option is granted, you will automatically be deemed to have revoked your acceptance to exchange your Eligible Option for a New Option before the Expiration Date.

As of October 31, 2006, Eligible Options to purchase 1,159,270 shares of CA common stock were outstanding under the 1991 Plan.

Grant of New Options

If you accept the Offer, you will receive New Options pursuant to a new grant agreement under the Company’s 2002 Incentive Plan, as amended and restated (the “2002 Plan”), which will include the following terms and conditions:

•                  an exercise price equal to the greater of (i) $27.00 and (ii) the closing price of the Company’s stock on the New York Stock Exchange (the “NYSE”) on the grant date;

•                  a vesting date whereby the New Option becomes exercisable 6 months after the grant date;

•                  an expiration date of July 20, 2010 (the same expiration date as the Eligible Option); and

•                  such other terms and conditions approved by CA, substantially in the form of the grant agreement attached as “Exhibit B” to this Offer to Exchange and filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission.

The number of shares underlying the New Option will be the same number of shares underlying the Eligible Option immediately before the Offer.

In addition, we believe that neither the canceled Eligible Option nor the New Option should be subject to adverse income taxation under the new Section 409A rules.  We believe that eligible option holders who were subject to U.S. federal income taxation in 2005 who do not elect to exchange their Eligible Option for a New Option will be subject to adverse tax consequences under Section 409A and we will be required to report and withhold accordingly.  Those option holders will be solely responsible for any taxes, penalties or interest payable under Section 409A.  Taxes may be incurred whether or not the Eligible Option is ever exercised.

Please note that the terms and conditions of the 2002 Plan and the New Options that will be granted under it are different than the terms and conditions of the 1991 Plan and the Eligible Options.  One of the more significant differences, for example, is that the New Options will allow 30 days after certain terminations of employment in which to exercise vested options, as compared to only five days for the Eligible Options granted under the 1991 Plan.  A summary of the terms of the 2002 Plan and New Options is provided below and a copy of the 2002 Plan and New Option agreement are attached as Exhibits “A” and “B”, respectively, to this Offer to Exchange and are filed as exhibits to the Schedule TO.

The “Cancellation Date” will be the date on which the Eligible Options will be canceled and will be the first business day following the Expiration Date of the Offer, anticipated to be December 8, 2006 (unless the Offer is extended).  The New Options will also be granted on the first business day following the Expiration Date of the Offer.

Expiration Date

The term “Expiration Date” means 5:00 P.M. Eastern Time on December 7, 2006, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and cancel the Offer, and Section 7 for a description of conditions to the Offer.

Additional Considerations

In deciding whether to accept the Offer to exchange your Eligible Option for a New Option, you should know that CA continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

     (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

     (e) any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

     (j) any change in our articles of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

2.	PURPOSE OF THE OFFER.

CA previously granted to its employees options to purchase shares of CA common stock under the 1991 Plan with a grant date of July 20, 2000 and an exercise price per share of $27.00.

As discussed in our Annual Report on Form 10-K for the year ended March 31, 2006, there was significant delay in communicating certain stock option grants between fiscal years 1996 and 2001 (including the options granted on July 20, 2000 under the 1991 Plan). In almost all cases, the price of CA stock on the date the awards were approved by the board was lower than the market price of the Company’s common stock on the date the award was formally communicated to employees. The Company treated the date of the action by the committee of the board approving the grants as the measurement date for determining share-based compensation. However, the Company determined that the proper accounting measurement date for stock option awards that were not communicated timely to an employee should have been the date the grant was communicated to an employee, not the date of approval of the grant. With respect to the July 20, 2000 option grants, therefore, the Company determined that the fair market value of the Company’s common stock on the measurement date of these options for accounting and tax purposes (i.e. the date of communication) was $37.50 per share, or $10.50 higher than the $27.00 exercise price per share.

CA is making this Offer because of potential adverse tax consequences that apply when the exercise price of a stock option is lower than the market price of the Company’s stock on the measurement date of that option for tax purposes.

New Section 409A of the U.S. Internal Revenue Code (the “Code”), as interpreted in proposed regulations issued by the U.S. Internal Revenue Service (the “IRS”), provides that options granted with a below-market exercise price, to the extent unvested as of December 31, 2004 may be subject to regular income tax, a 20% additional tax and other penalties before (and regardless of whether) they are exercised.

Section 409A was added to the Code by the American Jobs Creation Act of 2004.  In December 2004, September 2005 and October 2006, the U.S. Treasury Department and Internal Revenue Service provided guidance and issued proposed regulations with respect to certain aspects of Section 409A. The guidance and proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be considered deferred compensation that fails to satisfy all of the requirements of Section 409A. Although it is not clear how a non-compliant option would be treated under Section 409A, we believe that the following adverse U.S. federal tax consequences could apply:

(iv)                              The option holder would recognize immediate taxable income as the option vests. The amount of income recognized on the vesting date will be equal to the fair market value of the option shares which may be purchased on the vesting date, less the exercise price payable for those shares.

(v)                                 The option holder would incur an additional twenty percent (20%) tax on the income recognized on the vesting date.

(vi)                              The option holder may also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

We believe that taxation would occur in such manner even though the option remains unexercised. It is also possible that the option holder would be subject to additional income taxes and penalty taxes annually on increases in the value of the option shares that occur after the applicable vesting date until the option is exercised. Such taxation could be based on the highest value achieved by the shares during the year.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

Section 409A only applies to below-market options which were not vested as of December 31, 2004. The portion of any below-market option granted prior to October 4, 2004 which was vested as of December 31, 2004 is grandfathered and is not subject to Section 409A.

To avoid any adverse tax consequences under Section 409A with respect to the portion of your July 20, 2000 option which vested after December 31, 2004 (but was not exercised in 2005) you must take remedial action to bring that portion of your option (the “409A Portion”) into compliance with the requirements of Section 409A. CA is now offering you the opportunity to bring the 409A Portion of your July 20, 2000 option into compliance with Section 409A by exchanging your Eligible Option for a New Option.

As noted above, the exercise price of the New Option will be the higher of $27.00 and the closing price of the Company’s common stock on the NYSE on the date of grant. Therefore, if the closing price on the grant date of the New Option is above $27.00 and you accept the Offer to exchange your Eligible Option for a New Option, you will be losing the benefit of the lower exercise price associated with your Eligible Option which will be cancelled. This factor should be considered in making your decision as to whether to accept the Offer. On November 3, 2006, the last reported sales price of our common stock on the NYSE (which is quoted under the symbol “CA”) was $22.91 per share.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

Neither we nor our board of directors will make any recommendation as to whether you should accept the Offer to exchange your Eligible Option for a New Option, nor have we authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer to exchange your Eligible Option for a New Option, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not canceled pursuant to the Offer and you will be solely responsible for such consequences. You are urged to evaluate carefully all of the information in the Offer and to consult your own investment, legal and tax advisors.

3.	STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED FOR NEW OPTIONS.

If you choose not to accept the Offer to exchange your Eligible Option for a New Option, the Eligible Option will continue to remain outstanding in accordance with its existing terms and you may be subject to adverse tax consequences under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

4.	PROCEDURES FOR ACCEPTING THE OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS.

Proper Acceptance of Offer to Exchange. CA is providing a personalized Letter of Transmittal for you to use if you wish to accept the Offer. The personalized Letter of Transmittal will be sent to you in a separate e-mail that will be delivered within 24 hours of the time that you received these Offer materials.

The Letter of Transmittal will contain a personal summary of the Eligible Option that you currently hold, including information relating to the number of shares underlying your Eligible Option. To validly accept the Offer to exchange your Eligible Option for a New Option pursuant to the Offer, you must, in accordance with the terms of your Letter of Transmittal, properly complete, duly execute and deliver to us that Letter of Transmittal, along with any other required documents. Except in accordance with the next sentence, the Letter of Transmittal must be executed by the Eligible Option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to CA of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

We must receive all of the required documents before the Expiration Date. If we extend the Offer beyond that time, we must receive those documents before the extended Expiration Date of the Offer. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, your Eligible Option will not be canceled and will not be exchanged for a New Option.

The Letter of Transmittal and other documents may only be submitted by facsimile to CA, Attn.: the Equity Administration Group, at facsimile number 631-342-2351. Submissions by any other means, including hand delivery, e-mail, interoffice mail or U.S. mail (or other postal service), are not permitted. Delivery of all documents, including the Letter of Transmittal and any other required documents, is at the risk of the submitting option holder.

You should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Letter of Transmittal within two business days of receipt. If you have not received a confirmation, you must confirm that we have received your submissions by contacting the Equity Administration Group at 631-342-2577.

You cannot accept the Offer with respect to only one or a portion of any Eligible Option, and we will not accept such a partial acceptance. Accordingly, if you decide to accept the Offer, you must accept the Offer with respect to all of your Eligible Options and for all of the shares subject to such Eligible Options.

If your Letter of Transmittal includes any option which is not an Eligible Option or includes only a portion of your outstanding Eligible Option, then we will not accept the submitted acceptance, but we do intend to accept any properly submitted acceptance of the Offer to exchange an Eligible Option for a New Option set forth in the Letter of Transmittal.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer, and we will decide, in our sole discretion, all questions as to (i) the portion of the July 20, 2000 option grant which underlies an Eligible Option for purposes of this Offer and (ii) the number of shares of common stock underlying the Eligible Option. We reserve the right to reject any or all acceptances of the Offer that we determine do not comply with the conditions of the Offer, which we determine are not in appropriate form or that we determine are unlawful to accept.  Otherwise, we intend to accept each properly and timely submitted acceptance of the Offer to exchange an Eligible Option for a New Option by an Eligible Participant that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any acceptance of the Offer. No acceptance of the Offer to exchange an Eligible Option for a New Option will be deemed to have been properly made until all defects or irregularities have been cured by the submitting holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in acceptance of the Offer, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your acceptance of the Offer to exchange your Eligible Option for a New Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your submitted acceptance of the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and cancel the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept all properly submitted acceptances of the Offer to exchange Eligible Options for New Options by Eligible Participants that have not been validly withdrawn, and we will thereafter issue the New Options.

5.	WITHDRAWAL RIGHTS.

You may only withdraw your submitted acceptance of the Offer in accordance with the provisions of this Section 5.

     (i) You may withdraw your submitted acceptance of the Offer at any time before 5:00 P.M., Eastern Time, on the Expiration Date of the Offer. In addition, unless we accept and cancel your Eligible Option before 11:59 p.m., Eastern Time, on the 40th business day after the Commencement Date (which would be January 5, 2007), you may withdraw your submitted acceptance of the Offer at any time thereafter.

  (ii) To validly withdraw your acceptance of the Offer, you must deliver to us a properly completed and duly executed Withdrawal Form, while you still have the right to withdraw the submitted acceptance. You may submit the Withdrawal Form only by facsimile to CA, Attn.: the Equity Administration Group, at facsimile number 631-342-2351. Submissions by any other means, including hand delivery, e-mail, interoffice mail or U.S. mail (or other postal service), are not permitted. To obtain a copy of the Withdrawal Form please contact the Equity Administration Group at 631-342-2577.

YOU MAY NOT WITHDRAW ONLY A PORTION OF YOUR ACCEPTANCE OF THE OFFER. IF YOU CHOOSE TO WITHDRAW YOUR ACCEPTANCE OF THE OFFER, YOU MUST WITHDRAW THE ENTIRE ACCEPTANCE.

Except in accordance with the next sentence, the Withdrawal Form must be executed by the option holder who submitted the acceptance. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to CA of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

You may not rescind any withdrawal, and any acceptance of the Offer you withdraw will not thereafter be deemed to be subject to the Offer, unless you properly re-submit a new Letter of Transmittal indicating your acceptance to cancel your Eligible Option before the Expiration Date by following the procedures described in Section 4. This new acceptance must be properly completed, signed and dated after your original Letter of Transmittal and your Withdrawal Form.

Neither CA nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR CANCELLATION.

Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept all acceptances of this Offer by Eligible Participants which have been properly submitted and not validly withdrawn before the Expiration Date. We will provide oral or written notice to the option holders of our acceptance, which may be by e-mail, press release or other means.

Subject to a validly submitted acceptance of the Offer, we will cancel the Eligible Options and grant the New Options as of the first business day after the Expiration Date and, as soon as practicable thereafter, we will provide each participant with (i) an amendment to the original option agreement evidencing the July 20, 2000 grant (which will reflect the cancellation of the Eligible Option) and (ii) a new option agreement for the New Options.  Sample copies of the amendment and New Option grant agreement are attached as Exhibits “C” and “B”, respectively, to this Offer to Exchange.

7.	CONDITIONS OF THE OFFER.

        Notwithstanding any other provision of the Offer, we will not be required to accept for exchange any Eligible Options or grant any New Options and may terminate or amend the Offer or may postpone the acceptance for exchange of any Eligible Options or grant of any New Options, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of commencement of the Offer and prior to the Expiration Time any of the following events occur or are determined by us to have occurred:

•     any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•     a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions;

•     a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies;

•     the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•     in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•     any change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates that, in our reasonable judgment, does or could reasonably be expected to have a materially adverse effect on us or any of our subsidiaries or affiliates, or we have become aware of any fact that, in our reasonable judgment, does or could reasonably be expected to have a material adverse effect on the value of our shares;

•     legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, or any guidance is issued by the IRS the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•     there has been threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, that:

•        challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•        seeks to make the Offer illegal or results in a delay in our ability to accept the Eligible Options for cancellation or our ability to grant the New Options;

•        seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their shares on all matters validly presented to our stockholders;

•        otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates; or

•        otherwise relates to the Offer or that otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our shares;

•     any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, that, in our reasonable judgment:

•        indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer;

•        could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•        otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations of us or any of our subsidiaries or affiliates;

•     we learn that:

•        any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of Common Stock, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 6, 2006); or

•        any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 6, 2006 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of the outstanding shares of Common Stock;

•     any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for Eligible Options, or any other options granted under our 1991 Plan or any of our other equity plans.

Our common stock is quoted on the New York Stock Exchange under the symbol “CA.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the New York Stock Exchange for the past two years based on published financial sources.

Fiscal Year		High ($)	Low ($)	Dividends ($)
2005
	First Quarter	29.17	25.30	0.00
	Second Quarter	27.67	22.61	0.04
	Third Quarter	31.52	26.03	0.00
	Fourth Quarter	30.82	26.42	0.04
2006
	First Quarter	29.28	26.80	0.04
	Second Quarter	29.37	26.24	0.04
	Third Quarter	29.45	26.25	0.04
	Fourth Quarter	29.36	26.75	0.04
2007
	First Quarter	27.19	20.55	0.04
	Second Quarter	24.28	19.10	0.04

On November 3, 2006 the last reported sale price of our common stock on the New York Stock Exchange was $22.91 per share.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration; Terms of New Options.  If we accept your acceptance of the Offer to exchange your Eligible Option for a New Option, that Eligible Option will be canceled and a New Option will be granted under the 2002 Plan, with the following terms and conditions:

•                  an exercise price equal to the greater of (i) $27.00 and (ii) the closing price of the Company’s stock on the New York Stock Exchange (the “NYSE”) on the grant date;

•                  a vesting date whereby the New Option becomes exercisable 6 months after the grant date;

•                  an expiration date of July 20, 2010 (the same expiration date as the Eligible Option); and

•                  such other terms and conditions approved by CA, substantially in the form of the grant agreement attached as Exhibit “B” to this Offer to Exchange and filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission.

The number of shares underlying the New Option will be the same number of shares underlying the Eligible Option immediately before the Offer.

In addition, we believe that neither the canceled Eligible Option nor the New Option should be subject to adverse income taxation under Section 409A.  We believe that eligible option holders who were subject to U.S. federal income taxation in 2005 who do not elect to exchange their Eligible Option for a New Option will be subject to adverse tax consequences under Section 409A.  Those option holders will be solely responsible for any taxes, penalties or interest payable under Section 409A.  Taxes may be incurred whether or not the Eligible Option is ever exercised.

If all holders of Eligible Options accept the Offer to exchange Eligible Options for New Options pursuant to the Offer, then the resulting canceled Eligible Options will cover approximately 1,159,270 shares of our common stock, which represents approximately .22% of the total number of shares of our common stock outstanding as of October 31, 2006.

An individual will only be eligible to receive a New Option if that individual remains employed through the date on which the New Option is granted.  If an individual’s employment terminates for any reason prior to the date a New Option is granted, that individual will automatically be deemed to have revoked their acceptance to exchange their Eligible Option for a New Option before the Expiration Date. In such event, the Eligible Option will remain outstanding, in accordance with its terms.

The cancellation of the Eligible Option with respect to which the Offer has been accepted or the grant of New Option will not create any contractual or other right of the accepting option holders to receive any future grants of stock options or other share-based compensation. This Offer does not change the “at-will” nature of an option holder’s employment with us, and an option holder’s employment may be terminated by us or by the option holder at any time, for any reason, with or without cause. The employment of option holders outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

The Eligible Options have all been granted pursuant to the 1991 Plan; however the New Options will be granted pursuant to the 2002 Plan.

The following is a description of the principal features of the 2002 Plan which apply to the New Options, followed by a brief comparison chart of some of the principal terms of the 1991 Plan and the 2002 Plan.  The description and comparison chart are subject to, and qualified in their entirety by reference to, all the provisions of the 1991 Plan and 2002 Plan, as applicable, and the form of grant agreement for the New Options or amendment to the agreement evidencing the July 20, 2000 option, as applicable (all of which have been filed with the U.S. Securities and Exchange Commission as Exhibits to the Schedule TO).  Copies of the 2002 Plan, the form of grant agreement for the New Options and the amendment reflecting the cancellation of the Eligible Option have also been attached to this Offer to Exchange as Exhibits “A”, “B” and “C”, respectively.

General. The 2002 Plan is administered by the Compensation and Human Resource Committee of the Board of Directors (the “Committee”), which is comprised solely of two or more outside (non-employee) directors who are ineligible to participate in the 2002 Plan.  Generally, awards that may be granted under the 2002 Plan include stock options, restricted stock, restricted stock units and any other equity-based awards determined by the Committee.

The Committee has sole authority to determine the individuals to whom awards are granted, the date of grant, the number of shares covered by the awards granted, the type of award and the terms and conditions thereof.  The Committee also has broad discretion and authority under the 2002 Plan to, among other things, interpret the 2002 Plan, prescribe, amend and rescind rules and regulations regarding the 2002 Plan and take any and all other action it deems necessary or advisable for the proper operation or administration of the 2002 Plan.  The interpretations and decisions of the Committee are final, binding and conclusive.

The Committee may delegate its authority and duties under the 2002 Plan to an individual, individuals or committees, except that only the Committee has authority to grant and administer awards to any employee who is subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934 or certain other key employees, or to any employee who is acting as a delegate of the Committee.

Share Reserve. Subject to certain adjustments and conditions set forth in the 2002 Plan, there are 45,000,000 shares reserved for issuance under the 2002 Plan.

Eligibility. All employees (other than seasonal or temporary employees) and consultants of the Company or its consolidated subsidiaries are eligible to receive grants of awards under the 2002 Plan except that consultants are not eligible to receive grants of incentive stock options under the 2002 Plan.

Option Terms. The Committee is authorized to grant stock options that are intended to qualify as “incentive stock options” or “ISOs” (within the meaning of the Code), “nonqualified stock options” (i.e., stock options not qualifying as ISOs) or a combination of the two, under the 2002 Plan.  The per share option exercise price is determined by the Committee at the time of grant, but generally may not be less than the fair market value of a share of common stock on the grant date (i.e., the closing sales price of a share of common stock on the New York Stock Exchange). The Committee, however, may grant stock options to the Company’s Chief Executive Officer and certain other highly paid officers of the Company with an exercise price which is more than the fair market value of a share of common stock on the grant date.  The 2002 Plan contains a prohibition against decreasing the exercise price of a stock option after grant (other than in connection with permitted Plan adjustments), unless stockholder approval of the repricing is obtained.

Unless otherwise provided by the Committee, if an option holder’s employment or consultancy with the Company terminates for any reason other than death or “disability” (as defined in the 2002 Plan), all outstanding stock options held by the option holder that are not exercisable as of the termination date will terminate and any stock options which are exercisable as of such termination date will remain exercisable for thirty (30) days or, in the case of retirement at or after age 65 (or at or after age 55 with at least 10 years of service), for one (1) year, following the termination date.  Upon the death or disability of an option holder, all unexercised stock options will immediately become exercisable in full and will remain exercisable by the option holder (or the option holder’s estate, heirs, or legal representatives (as applicable)) for a period of one (1) year.  If a stock option is exercised by a person other than the employee or consultant granted the stock option, the Company will be under no obligation to deliver shares upon such exercise unless the Company is satisfied that the person or persons exercising the stock option are the appropriate persons.  Unless the Committee provides otherwise, stock options granted under the 2002 Plan will become immediately exercisable upon a “change in control,” as defined in the 2002 Plan.  A stock option may not be exercised after it expires.

An option holder under the 2002 Plan may exercise a stock option by giving written notice of exercise to the Equity Administration Group, specifying the number of shares with respect to which the stock option is being exercised and by purchasing such shares with cash, certified check, bank draft, wire transfer or postal or express money order.  At the discretion of the Committee, and to the extent permitted under the securities laws, all or a portion of the shares purchased pursuant to the exercise of a stock option may also be paid for by (1) delivering to the Company, or its agent, a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds with respect to the portion of the shares to be acquired upon exercise having a fair market value on the date of exercise equal to the sum of the applicable portion of the exercise price being so paid; (2) tendering (actually or by attestation) to the Company previously acquired shares that the option holder has held for at least six months having a fair market value on the day prior to the date of exercise equal to the applicable portion of the exercise price being so paid; or (3) a combination of the foregoing.  The option holder must also pay or otherwise satisfy any income or other taxes that the Company is required to withhold or collect in connection with the purchase of the shares.

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Special Forfeiture Provision.  The Committee has discretion to provide at the time of grant of a stock option or restricted stock that, in the event the participant enters into certain employment or consulting arrangements that the Company determines are competitive with the Company or any subsidiary or affiliate without first obtaining the Company’s written consent, the participant will forfeit all rights under any outstanding stock option or restricted stock and must return to the Company the amount of any profit realized upon the exercise of the stock option within such period as the Committee may determine and shall return all shares of restricted stock which are not vested.

Transferability.  Awards granted under the 2002 Plan and the rights and privileges conferred thereby are not subject to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, other than by will or by the laws of descent or distribution or, in the case of nonqualified stock options, pursuant to a qualified domestic relations order as defined by Section 414(p) of the Code or Section 206(d) of ERISA.  However, the Committee has the discretion to provide, in a stock option agreement, that a nonqualified stock option may be transferred by an option holder to certain members of his or her immediate family, or to one or more trusts for the benefit of family members, or limited partnership in which family members are the only partners or any other legal entity set up for the benefit of family members.  The Committee does not have the authority to permit similar transfers of incentive stock options or other awards under the 2002 Plan.

If a nonqualified stock option is transferred to a family member, the stock option will be subject to all of the same terms and conditions as provided in the 2002 Plan and the applicable stock option agreement and the stock option may be exercised by the transferee only to the extent that the stock option could have been exercised by the original option holder had no transfer occurred.  If an option holder wishes to transfer a nonqualified stock option (assuming that the stock option agreement allows for such transfer), the option holder must notify the Committee, in writing of the proposed transfer, and the transfer will not be effective unless and until the Committee consents to the transfer in writing.

Adjustments.  The 2002 Plan provides for appropriate adjustments by the Committee in the maximum number or kind of shares that may be issued under the 2002 Plan, the number or kind of shares subject to an outstanding award and the exercise price, if applicable, to outstanding awards if the Committee determines that, because of a change in outstanding shares by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event, such adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2002 Plan.  Any such adjustment made by the Committee will be conclusive and binding for all purposes under the 2002 Plan.

In the event of (1) a consolidation, merger, acquisition of property or stock,  reorganization or otherwise in which either (a) the Company is not the surviving corporation or (b) the Company is the surviving corporation but holders of common stock receive securities of another corporation, or (2) a sale of substantially all of the Company’s assets (as an entirety) or capital stock to another person, any award granted under the 2002 Plan will be deemed to apply to the securities, cash or other property that is received by Company stockholders in exchange for their Company common stock pursuant to the transaction.  The Committee, however, has the power to instead provide either that (1) upon written notice to participants, all awards that are currently exercisable must be exercised within the time period specified in the notice and that all awards not exercised as of the expiration of such period shall be terminated without consideration, provided, that, the Committee may provide that all outstanding awards are currently exercisable, whether or not vested (for example, the Committee may provide that all awards, whether or not then exercisable, may be exercised within a specified time period and, if not exercised by the end of such period, shall be terminated) or (2) any or all outstanding awards are canceled and in consideration of such cancellation, pay to each participant an amount in cash with respect to each share issuable under an award equal to the difference between the fair market value of such share on such date (or, if greater, the value per share of the consideration received by holders of shares as a result of such merger, consolidation, reorganization or sale) and the exercise price.

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Amendment and Termination.  The 2002 Plan may be amended or terminated by the Board at any time without stockholder approval, except that any amendment that either increases the aggregate number of shares which may be issued under the 2002 Plan, decreases the exercise price at which stock options may be granted or materially modifies the eligibility requirements for participation in the 2002 Plan requires stockholder approval before it can be effective.  No amendment of the 2002 Plan can adversely affect any right of any participant with respect to any outstanding award without the participant’s written consent.

If not earlier terminated by the Board, the 2002 Plan will automatically terminate on August 28, 2012, which is the 10-year anniversary of the Company’s 2002 Annual Meeting of Stockholders.  No award may be granted under the 2002 Plan after it is terminated, but any previously granted awards will remain in effect until they expire.

Taxation of Non-Statutory stock options. Under the Code, no taxable income is recognized by an option holder upon the grant of a non-statutory option. In general, the option holder will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the option holder will be required to satisfy the tax withholding requirements applicable to such income.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the option holder with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the option holder.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a CA option grant. You should be certain to consult your personal tax advisor to discuss these consequences.

Amendment and Termination.  The 2002 Plan may be amended or terminated by the Board at any time without stockholder approval, except that any amendment that either increases the aggregate number of shares which may be issued under the 2002 Plan, decreases the exercise price at which stock options may be granted or materially modifies the eligibility requirements for participation in the 2002 Plan requires stockholder approval before it can be effective.  No amendment of the 2002 Plan can adversely affect any right of any participant with respect to any outstanding award without the participant’s written consent.

If not earlier terminated by the Board, the 2002 Plan will automatically terminate on August 28, 2012, which is the 10-year anniversary of the Company’s 2002 Annual Meeting of Stockholders.  No award may be granted under the 2002 Plan after it is terminated, but any previously granted awards will remain in effect until they expire.

Taxation of Non-Statutory stock options. Under the Code, no taxable income is recognized by an option holder upon the grant of a non-statutory option. In general, the option holder will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the option holder will be required to satisfy the tax withholding requirements applicable to such income.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the option holder with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the option holder.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a CA option grant. You should be certain to consult your personal tax advisor to discuss these consequences.

The following chart highlights some of the material provisions of the 1991 Plan and 2002 Plan.

COMPARISON CHART

Provision	1991 Stock Incentive Plan	2002 Incentive Plan
Administrative Committee	Compensation Committee of the Board of Directors	Compensation Committee of the Board of Directors
Eligibility	Employees	All Employees and Consultants
Awards Permitted to be Granted	Options and Stock Appreciation Rights	Options, restricted stock, restricted stock units, performance shares and other equity-based awards
Exercise Price of Options	Not less than Fair Market Value (generally based on closing price of CA stock on date of grant)	Not less than Fair Market Value (generally based on closing price of CA stock on date of grant)
Vesting of Options	At Committee’s discretion (as set forth in grant agreement)	Unless otherwise provided by Committee, option generally vest in approximately 3 equal annual installments, beginning on the first anniversary of the grant date
Term of Options	Not later than 10th anniversary of grant date	Not later than 10th anniversary of grant date
Consequences upon Termination of Employment

Upon any termination, except retirement, disability or death, all unvested options terminate and vested options remain exercisable for 5 days following termination Upon death, all options become exercisable and remain outstanding for one year (or the end of the option’s term if earlier) Upon disability, unvested options are forfeited and vested options remain outstanding for one year (or the end of the option’s term if earlier) Upon retirement in good standing, unvested options are forfeited and vested option remain outstanding for 3 months (or the end of the option’s term if earlier)

Upon any termination, except retirement, disability or death, all unvested options terminate and vested options remain exercisable for 30 days following termination Upon death or disability, all options become exercisable and remain outstanding for one year (or the end of the option’s term if earlier) Upon retirement, unvested options are forfeited and vested option remain outstanding for one year (or the end of the option’s term if earlier)

Consequences upon Change in Control (as defined in applicable plan)

If during the one-year period following a change in control a participant’s employment is terminated without cause or aggregate annual compensation is materially reduced, the options shall become exercisable

All options become immediately exercisable

Adjustments

In the event of changes in the Company’s stock due to change in capitalization, such as stock dividend, stock split or exchange for another class of shares, there shall be a proportionate adjustment, unless the Board determines otherwise

In the event of change in outstanding shares by reason of stock split, dividend, recapitalization or similar corporate transaction or event, the Committee may make adjustment to prevent dilution or enlargement of the benefits under the Plan

Consequences upon Consolidation, Merger of Sale of Assets (as described in the applicable plan)

Upon consolidation or merger (where Company is not the surviving corporation) or in the event of complete liquidation, options shall be terminated (upon 20 days’ notice) and Board may make all options immediately exercisable or arrange to have surviving corporation grant replacement options

Generally, the awards under the Plan shall be deemed to apply to the securities, cash or other property to which a holder of the same number of shares would have been eligible, except that the Committee may provide time to exercise vested options (and may accelerate vesting) prior to cancellation or cash out any or all awards

Transferability	Except in limited circumstances, options are not transferable	Except in limited circumstances, options are not transferable
Special Forfeiture Provision	None	If grant agreement provides, and participant engages in business that is competitive with Company, he/she forfeits rights under outstanding options and must return any profit realized upon exercise

Accounting Treatment.

Effective April 1, 2005, we adopted, under the modified retrospective basis, the provisions of Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”), which establishes the accounting for share-based awards, including stock options, exchanged for employee services.  Under the provisions of FAS 123R, share-based compensation cost is measured at the grant date, based on the fair value of the award using an appropriate valuation formula, and is recognized as an expense over the requisite service period (generally the vesting period of the award).

Please see Section 12 for a discussion of the accounting treatment of the Offer.

10.	INFORMATION CONCERNING CA.

General.   CA, Inc. is one of the world’s largest independent providers of information technology (IT) management software. We develop, market, deliver and license software products and services that allow organizations to run, manage and automate aspects of their computing environments, or IT infrastructures, which are critical to their business.

The Company was incorporated in Delaware in 1974, began operations in 1976, and completed an initial public offering of Common Stock in December 1981. Our Common Stock is traded on the New York Stock Exchange under the symbol “CA”.

We are considered an Independent Software Vendor (ISV). ISVs develop and license software products that can increase the efficiency of computer hardware platforms or operating systems sold by other vendors.

Our software helps our customers dynamically manage all of the people, processes, computers, networks and the range of technologies that make up their IT infrastructure. We have a broad portfolio of software products and services that span the areas of infrastructure management, security management, storage management and business service optimization. Our solutions work across all networks and systems, across distributed and mainframe environments, and across all major hardware and software platforms in use by our customers.

Because many organizations have increased their investments in technology over the years, their IT infrastructures are complex and security has become an increasing concern. Customers therefore place high value on software and services that can help them manage their entire IT infrastructures better and more securely.

Our headquarters are located at One CA Plaza, Islandia, New York 11749, and our telephone number is (631) 342-6000.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of material filed with the SEC may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like the Company that file electronically with the SEC.

Incorporation by Reference.     The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents, which have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended March 31, 2006
Quarterly Report on Form 10-Q	Fiscal Quarter Ended September 30, 2006
Current Reports on Form 8-K and 8-K/A

April 7, April 21, May 11, May 15, May 30, June 2, June 13, June 29, June 30, July 11, July 25, July 28, July 31, August 2, August 7, August 14, August 21, September 6, September 7, September 14, October 16, and November 2, 2006

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these documents by writing us at: Investor Relations, CA, Inc., One CA Plaza, Islandia, New York 11749, or telephoning us at (631) 342-6000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our web site at www.ca.com.

Selected Historical Financial Information.     The following tables show selected historical financial information about the Company for the fiscal year ended March 31, 2006 and as of and for the fiscal quarter ended September 30, 2006.

	Year ended March 31, 2006	Six months ended September 30, 2006
Statement of Operations Data	(unaudited)
	(in millions, except per share data)
Total revenue	$3,796	$1,952
Expenses before interest and taxes	3,634	1,823

Income from continuing operations before interest and taxes	162	129
Interest Expense, net	41	20

Income from continuing operations before taxes	121	109
Income tax (benefit) expense	(35)	21

Income from continuing operations	156	88
Impact from discontinued operations	3	0

Net Income	$159	$88

Basic earnings per share from continuing operation	0.27	0.16
Number of shares used	581	564
Diluted earnings per share from continuing operation	0.26	0.15
Number of shares used	607	588

Ratio of earnings to fixed charges	1.74	2.08

Balance Sheet Data	Year ended March 31, 2006	As of September 30, 2006
	(unaudited) (in millions, except per share data)
Cash and cash equivalents	$1,865	$1,295
Total current assets	2,680	2,222
Total assets	10,478	9,820
Long-term debt, net of current position	1,813	2,577
Total liabilities	5,751	6,228
Stockholders’ equity	4,727	3,592
Total liabilities and stockholders’ equity	10,478	9,820
Shares Outstanding	572	523
Net book value per share	$8.26	$6.87

11.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE ELIGIBLE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.

As of October 31, 2006, our directors and executive officers as a group (24 persons) beneficially owned an aggregate of 13,500 Eligible Options, representing approximately 1.16% of the total outstanding Eligible Options.  Executive officers will be eligible to participate in this Offer in accordance with the same terms and conditions as all of the Eligible Participants.

The aggregate number and percentage of Eligible Options that were beneficially owned by each of our directors and executive officers, and all of our executive officers and directors as a group, as of October 31, 2006 appears in the table below.

Name of Option holder	Number of Eligible Options	Percentage Before Offer
Directors:

Alfonse M. D’Amato	—		*
Gary J. Fernandes	—		*
Robert E. La Blanc	—		*
Christopher B. Lofgren	—		*
Jay W. Lorsch	—		*
William E. McCracken	—		*
Lewis S. Ranieri	—		*
Walter P. Schuetze	—		*
John A. Swainson	—		*
Laura S. Unger	—		*
Renato Zambonini	—		*

Executive Officers (Non-Directors):
Russell Artzt	—	*
James Bryant	—	*
Michael Christenson	—	*
Robert Cirabisi	4,500	*
Nancy Cooper	—	*
Donald Friedman	—	*
Patrick Gnazzo	—	*
Andrew Goodman	—	*
Kenneth Handal	—	*
Alan Nugent	—	*
Una O’Neill	4,500	*
Amy F. Olli	—	*
Mary Stravinskas	4,500	*
All directors and executive officers as a group (24 persons)	13,500	1.16%

*              Indicates less than 1%

There are no other persons controlling CA.

The address and telephone number of each person listed in the table above is c/o CA, Inc., One CA Plaza, Islandia, New York 11749, telephone: (631) 342-6000.

During the 60-day period ended October 31, 2006, (i) we have not granted any Eligible Options to any employee, director or executive officer, (ii) no person has exercised any Eligible Options and (iii) Eligible Options to purchase 194,698 shares were cancelled, none of which were held by officers and directors.

Except (1) as otherwise described herein, (2) for the compensation of our directors described in our Annual Report on Form 10-K for the fiscal year ended March 30, 2006, (3) for the employment agreements, change of control arrangements and policies and deferred compensation arrangements described in our Annual Report on Form 10-K for the fiscal year ended March 30, 2006 and in our other filings with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, and (4) for the outstanding stock options, stock awards and other equity interests granted to our directors, executive officers and other employees pursuant to our various equity incentive plans, which are described in Note 9 to the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended March 30, 2006, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, to the Offer or with respect to any of our securities, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or call, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	STATUS OF ELIGIBLE OPTIONS CANCELED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible Options that we accept will be canceled in exchange for New Options as of the first business day following the Expiration Date of the Offer, as described above – anticipated to be December 8, 2006, unless the Offer is extended.

As discussed in our Annual Report on Form 10-K for the year ended March 31, 2006, there was a significant delay in communicating certain stock option grants between fiscal years 1996 and 2001.  In almost all cases, the price of CA stock on the date the awards were approved by the board was lower than the market price of the Company’s common stock on the date the award was formally communicated to employees.  The Company treated the date of the action by the committee of the Board approving the grants as the accounting measurement date for determining share-based compensation expense. However, the Company determined that the proper accounting measurement date for stock option awards that were not communicated timely to an employee, should have been the date the grant was communicated to an employee, not the date of approval of the grant. As a result, the Company stated that it should have recognized additional non-cash share-based compensation expense, net of forfeitures, over the vesting periods related to such grants in prior fiscal years in an aggregate amount of approximately $342 million on a pre-tax basis.

For purposes of estimating the amount of the additional accounting charge that could result from the grant of New Options, if we assume that all holders of Eligible Options currently residing in the U.S. participate in the Offer, the Company would incur an additional accounting charge of approximately $400,000 on a pre-tax basis as a result of the grant of such New Options.  The exact amount of the additional accounting charge will depend on how many Eligible Options are tendered by Eligible Participants pursuant to the Offer and the fair value of the Company’s stock on the grant date of the New Options. Such changes will be recognized over the six-month vesting period of the New Options.

13.	LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by the Offer or of any approval or other action by any government, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the exchange of Eligible Options for New Options as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance of Eligible Options tendered in exchange for New Options in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations in the Offer to accept Eligible Options in exchange for New Options are subject to conditions.  See Section 7, “ Conditions of the Offer “.

14.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the cancellation of the Eligible Options and the grant of New Options. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer. If you accept the Offer to exchange your Eligible Option for a New Option, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your acceptance.

Cancellation of Option/ Grant of New Option. Neither the cancellation of your Eligible Option nor the grant of your New Option should be taxable events for U.S. federal income tax purposes.

Exercise of New Option. Your New Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of your New Option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and CA must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your New Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your New Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the New Option is exercised for those shares.

Foreign Taxation. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a CA option grant and/or your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.	EXTENSION OF THE OFFER; TERMINATION; CANCELLATION.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance and cancellation of any Eligible Options and grant of any New Options by giving notice of such extension to the submitting option holders and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or cancel the Offer and to postpone our acceptance and cancellation of any Eligible Options with respect to which the Offer has been accepted and/or grant of any New Options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the accepting option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of the accepted Eligible Options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the accepted Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the cancellation. In the case of an amendment, the announcement will be made no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for exchange pursuant to this Offer.

17.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to accept the Offer to exchange your Eligible Option for a New Option:

1.               our Annual Report on Form 10-K for our fiscal year ended March 31, 2006; and

2.               all other reports filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by its Annual Report referred to in (a) above.

The SEC file number for these filings is 001-09247. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Investor Relations Group at 631-342-6000.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to CA in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offer to Exchange (and documents incorporated by reference into this Offer to Exchange, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 (our “Form 10-K”) and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (our “Q207 Form 10-Q”)) contains certain forward-looking information relating to CA, Inc., formerly known as Computer Associates International Inc., that is based on the beliefs of, and assumptions made by, our management as well as information currently available to management. When used in this Offer to Exchange (and documents incorporated by reference into this Offer to Exchange, including our Form 10-K and our Q207 Form 10-Q), the words “anticipate,” “believe,” “estimate,” “expect,” and similar expressions are intended to identify forward-looking information. Such information includes, for example, the statements made under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under Item 7 of our Form 10-K. This forward-looking information reflects our current views with respect to future events and is subject to certain risks, uncertainties, and assumptions, some of which are described under the caption “Risk Factors” in Part 1, Item 1A of our Form 10-K and elsewhere in our Form 10-K and our Q207 Form 10-Q. Should one or more of these risks or uncertainties occur, or should our assumptions prove incorrect, actual results may vary materially from those described in this Offer to Exchange (and documents incorporated by reference into this Offer to Exchange, including our Form 10-K and our Q207 Form 10-Q) as anticipated, believed, estimated, or expected. We do not intend to update these forward-looking statements.

If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will acceptances of the Offer be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained in this Offer to Exchange, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should accept or reject the Offer to exchange your Eligible Option for a New Option pursuant to the Offer. You should rely only on the representations and information contained in this Offer to Exchange, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal or to which we have referred you.

CA, Inc.	November 7, 2006

Exhibit A:

COMPUTER ASSOCIATES INTERNATIONAL, INC.

2002 INCENTIVE PLAN

Effective April 1, 2002

(Amended and Restated Effective as of March 31, 2004), as amended May 20, 2005

2.26	“Prior Plans”	10
2.27	“Qualified Performance Award”	10
2.28	“Qualified Performance Award Determination Period”	10
2.29	“Related Company”	10
2.30	“Reporting Person”	10
2.31	“Restricted Stock”	10
2.32	“Retirement”	10
2.33	“Rights Agreement”	10
2.34	“Shares”	10
2.35	“Stock Option”	10
2.36	“Termination of Consultancy”	10
2.37	“Termination of Employment”	11

ARTICLE III

ADMINISTRATION		12

3.1	The Committee	12
3.2	Authority of the Committee	12
3.3	Effect of Determinations	12
3.4	Delegation of Authority	12
3.5	No Liability	12

ARTICLE IV

AWARDS		12

4.1	Eligibility	12
4.2	Participation	12
4.3	Form of Awards	12
	(a) Qualified Performance Awards	13
4.4	Annual Performance Bonuses	13
	(a) Performance Cycles	13
	(b) Bonus Participants	13
	(c) Performance Measures; Targets; Payout Formula	13
	(d) Payment of Bonuses; Certification	14
	(e) Other Annual Performance Bonuses	14
	(f) Form of Payment	14
	(g) Amount of Bonus	14
4.5	Long-Term Performance Bonuses	14
	(a) Performance Cycles	14
	(b) Bonus Participants	14
	(c) Performance Measures; Targets; Payout Formula	14
	(d) Payment of Bonuses; Certification	15
	(e) Other Long-Term Performance Bonuses	15
	(f) Form of Payment	15
	(g) Amount of Bonus	15
4.6	Restricted Stock	15
	(a) Performance Cycles	15

	(b)	Performance Measures; Targets and Payout Formulas	16
	(c)	Committee Certification	16
	(d)	Other Restricted Stock Awards	16
	(e)	Payment of Restricted Stock	16
		(i) Vesting and Forfeiture	17
		(ii) Acceleration of Vesting	17
		(iii) Legend	17
	(f)	Amount of Restricted Stock	18
4.7	Stock Options		18
	(a)	Amount of Shares	18
	(b)	Exercise Price	18
	(c)	Option Term	18
	(d)	Timing of Exercise	18
	(e)	Payment of Exercise Price	19
	(f)	Incentive Stock Options	19
		(i) Eligibility	19
		(ii) Timing of Grant	19
		(iii) Amount of Award	19
		(iv) Timing of Exercise	20
		(v) Transfer Restrictions	20
	(g)	No Repricing	20
4.8	Other Equity-Based Awards		20
4.9	Code Section 162(m)		20

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS			21

5.1	Shares Available		21
5.2	Counting Rules		21
5.3	Adjustments		21
5.4	Consolidation, Merger or Sale of Assets		21
5.5	Fractional Shares		22

ARTICLE VI

AMENDMENT AND TERMINATION			22

6.1	Amendment		22
6.2	Termination		22

ARTICLE VII

GENERAL PROVISIONS			23

7.1	Nontransferability of Awards		23
7.2	Withholding of Taxes		23
	(a)	Stock Options	23
	(b)	Restricted Stock	24
7.3	Special Forfeiture Provision		24
7.4	Code Section 83(b) Elections		24

7.5	No Implied Rights	24
7.6	No Obligation to Exercise Options	24
7.7	No Rights as Stockholders	24
7.8	Indemnification of Committee	24
7.9	No Required Segregation of Assets	25
7.10	Nature of Payments	25
7.11	Securities Exchange Act Compliance	25
7.12	Governing Law; Severability	25

COMPUTER ASSOCIATES INTERNATIONAL, INC.

2002 INCENTIVE PLAN

(Amended and Restated Effective as of March 31, 2004), as amended May 20, 2005

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1                          Purpose.  The purpose of this Computer Associates International, Inc. 2002 Incentive Plan (the “Plan”) is to enable Computer Associates International, Inc. (the “Company”) to achieve superior financial performance, as reflected in the performance of its Common Stock and other key financial or operating indicators by (i) providing incentives and rewards to certain Employees and Consultants who are in a position to contribute materially to the success and long-term objectives of the Company, (ii) aiding in the recruitment and retention of Employees of outstanding ability and (iii) providing Employees and Consultants an opportunity to acquire or expand equity interests in the Company, thus aligning the interests of such Employees and Consultants with those of the Company’s shareholders.  Towards these objectives, the Plan provides for the grant of Annual Performance Bonuses, Stock Options, Restricted Stock and Other Equity-Based Awards.

1.2                          Effective Date; Shareholder Approval.  The Plan is effective as of April 1, 2002, subject to the approval by a vote at the Company’s 2002 Annual Meeting of Stockholders, or any adjournment of such meeting, of the holders of at least a majority of the Shares of the Company, present in person or by proxy and entitled to vote at such meeting.  Any Awards granted under the Plan prior to the approval of the Plan by the Company’s shareholders, as provided herein, shall be contingent on such approval; if such approval is not obtained, the Plan shall have no effect, and any Awards granted under the Plan shall be rescinded.  The Plan was subsequently amended and restated effective as of March 31, 2004.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings, unless another definition is clearly indicated by particular usage and context:

2.1                          “Annual Performance Bonus”  means an Award described in Section 4.4 of the Plan.

2.2                          “Award”  means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Committee may establish and as set forth in the applicable Award Certificate.  Awards granted under the Plan may consist of:

(a)           “Annual Performance Bonuses” awarded pursuant to Section 4.4;

(b)           “Long-Term Performance Bonuses” awarded pursuant to Section 4.5;

(c)           “Restricted Stock” awarded pursuant to Section 4.6;

(d)           “Stock Options” awarded pursuant to Section 4.7; and

(e)           “Other Equity-Based Awards” awarded pursuant to Section 4.8.

2.3                          “Award Certificate”  means the document issued, either in writing or by electronic means, by the Company to a Participant evidencing the grant of an Award.

2.4                          “Board”  means the Board of Directors of the Company.

2.5                          “Change in Control” means the happening of any of the following events:

(a)  an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”))(a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself directly acquired from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b)  a change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, for purposes of this Section 2.5, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual was a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of any actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are

6

beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as the result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)  the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.6                          “Code”  means the Internal Revenue Code of 1986, as amended.

2.7                          “Committee” means the Compensation and Human Resource Committee of the Board formed to act on performance-based compensation for Key Employees, or any successor committee or subcommittee of the Board which is comprised solely of two or more outside directors (within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations).

2.8                          “Common Stock” means the Common Stock, $.10 par value per share, of the Company.

2.9                          “Company” means Computer Associates International, Inc.

2.10                        “Consultant” means any consultant or adviser if:

(a)  the consultant or advisor renders bona fide services to the Company;

(b)  the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c)  the consultant or adviser is a natural person who has contracted directly with the Company to render such services.

7

2.11                        “Disabled” or “Disability” means permanently and totally disabled within the meaning of Section 22(e) of the Code.

2.12                        “Employee” means any individual who performs services as a common law employee for the Company or a Related Company.  “Employee” shall not include any seasonal or temporary employees.

2.13                        “Exercise Price” means the price per Share, as fixed by the Committee, at which Shares may be purchased under a Stock Option.  In no event shall the Exercise Price with respect to any Share subject to a Stock Option be set at a price that is less than the Fair Market Value of a Share as of the date of grant.

2.14                        “Fair Market Value” of a Share means either (a) the closing sales price of a Share as reported on the New York Stock Exchange on the applicable date, (b) if no sales of Shares are reported for such date, for the next preceding day for which such sales were reported, or (c) the fair market value of a Share determined in accordance with any other reasonable method approved by the Committee in its discretion.

2.15                        “Fair Market Value Stock Option” means a Stock Option the Exercise Price of which is set by the Committee at a price per Share equal to the Fair Market Value of a Share on the date of grant.

2.16                        “GAAP” means generally accepted accounting principles.

2.17                        “Incentive Stock Option” means a Stock Option granted under Section 4.7 of the Plan that meets the requirements of Section 422 of the Code and any regulations or rules promulgated thereunder and is designated in the Award Certificate to be an Incentive Stock Option.

2.18                        “Key Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

2.19                        “Long-Term Performance Bonus” means an Award described in Section 4.5 of the Plan.

2.20                        “Nonqualified Stock Option” means any Stock Option granted under Section 4.7 of the Plan that is not an Incentive Stock Option.

2.21                        “Participant” means an Employee or Consultant who has been granted an Award under the Plan.

2.22                        “Performance Cycle” means a period measured by the Company’s fiscal year or years over which the level of attainment of performance of one or more Performance Measures shall be determined; provided, however, that the Committee, in its discretion, may determine to use a period that is less than a full fiscal year.

2.23                        “Performance Measure” means, with respect to any Award awarded in connection with a Performance Cycle, the business criteria selected by the Committee to measure the level of performance of the Company during such Performance Cycle.  The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following Company measures, as interpreted by the Committee, which (to the extent applicable) shall be determined on a GAAP basis, either pre-tax or after-tax:

(a)      Net Operating Profit After Taxes;

(b)     Net Operating Profit After Taxes, Per Share;

(c)     Return On Invested Capital;

(d)     Total Shareholder Return

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(e)     Relative Total Shareholder Return (as compared against a peer group of the Company, which, unless otherwise specified by the Committee, shall be the companies comprising the Standard & Poor’s Systems Software Index, excluding the Company);

(f)      Earnings Per Share;

(g)     Net Income, as adjusted;

(h)     Cash Flow;

(i)       Cash Flow Per Share;

(j)       Revenue (or any component thereof);

(k)      Revenue Growth;

(l)       Share Performance;

(m)     Relative Share Performance;

(n)     Billings Growth; and/or

(o)     Customer Satisfaction.

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2.24                        “Plan” means the Computer Associates International, Inc. 2002 Incentive Plan (Amended and Restated Effective as of March 31, 2004), as amended May 20, 2005, as set forth in this document and as may be further amended from time to time.

2.25                        “Premium-Priced Stock Option” means a Stock Option the Exercise Price of which is set by the Committee at a price per Share that exceeds the Fair Market Value of a Share on the date of grant.  Unless otherwise determined by the Committee and set forth in the applicable Award Certificate, the Exercise Price of a Premium-Priced Stock Option shall be based upon the average Fair Market Value of a Share over the ten trading day period ending on the date of grant.

2.26                        “Prior Plans” means the Computer Associates International, Inc. 2001 Stock Option Plan; the Computer Associates International, Inc. Year 2000 Employee Stock Purchase Plan; and the Computer Associates International, Inc. 1994 Annual Incentive Compensation Plan.

2.27                        “Qualified Performance Award” means an Annual Performance Bonus, Long-Term Performance Bonus, Restricted Stock Award or Other Equity-Based Award that is intended by the Committee to meet the requirements for “qualified performance-based compensation” within the meaning of Code section 162(m) and Treasury Regulation section 1.162-27(e).

2.28                        “Qualified Performance Award Determination Period” means the period within which Committee determinations regarding Performance Measures, targets and payout formulas in connection with Qualified Performance Awards must be made.  The Qualified Performance Award Determination Period is the period beginning on the first day of a Performance Cycle and ending no later than ninety (90) days after commencement of the Performance Cycle; provided, however, that in the case of a Performance Cycle that is less than 12 months in duration, the Qualified Performance Award Determination Period shall end no later than the date on which 25% of the Performance Cycle has elapsed.

2.29                        “Related Company” means a consolidated subsidiary of the Company for purposes of reporting in the Company’s consolidated financial statements.

2.30                        “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

2.31                        “Restricted Stock” means Shares issued under a Long-Term Performance Bonus under Section 4.5 or under a Restricted Stock Award pursuant to Section 4.6, which are subject to such restrictions as the Committee, in its discretion, shall impose.

2.32                        “Retirement” means retirement (i) at or after age 55 with ten years of service or (ii) at or after age 65.

2.33                        “Rights Agreement” means the Rights Agreement dated June 18, 1991, as amended from time to time, between the Company and Mellon Investor Services LLC (as successor rights agent to Manufacturers Hanover Trust Company).

2.34                        “Shares” means shares of Common Stock.

2.35                        “Stock Option” means a right granted under Section 4.7 of the Plan to purchase from the Company a stated number of Shares at a specified price.  Stock Options awarded under the Plan shall be in the form of either Incentive Stock Options or Nonqualified Stock Options.

2.36                        “Termination of Consultancy” means the date of cessation of a Consultant’s service relationship with the Company for any reason, with or without cause, as determined by the Company.

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2.37                        “Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company and any Related Company for any reason, with or without cause, as determined by the Company; provided, however, that, subject to the requirements of applicable law, an Employee’s employment relationship for purposes of the Plan may be treated as continuing intact while the Employee is on military leave, sick leave or other bona fide leave of absence (such as temporary employment with the Government).  Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, an Employee’s employment relationship shall be treated as continuing intact if the period of such leave does not exceed ninety (90) days, or if longer, so long as the Employee’s right to reemployment with the Company or a Related Company is guaranteed either by statute or by contract.

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ARTICLE III

ADMINISTRATION

3.1                          The Committee. The Plan shall be administered by the Committee.

3.2                          Authority of the Committee. The Committee shall have authority, in its sole and absolute discretion and subject to the terms of the Plan, to (1) interpret the Plan; (2) prescribe such rules and regulations as it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan; (3) select Employees and Consultants to receive Awards under the Plan; (4) determine the form of an Award, the number of Shares subject to an Award, all the terms, conditions, restrictions and/or limitations, if any, of an Award including, without limitation, the timing or conditions of exercise or vesting, and the terms of any Award Certificate; (5) determine whether Awards will be granted singly, in combination or in tandem; (6) establish and administer Performance Measures in connection with Awards, including Qualified Performance Awards granted under the Plan; (7) certify the level of performance attainment for Performance Measures in connection with Qualified Performance Awards granted under the Plan; (8) except as provided in Section 4.7(g), waive or amend any terms, conditions, restrictions or limitations of an Award; (9) in accordance with Article V, make such adjustments to the Plan (including but not limited to adjustment of the number of shares available under the Plan or any Award) and/or to any Award granted under the Plan, as may be appropriate; (10) accelerate the vesting, exercise or payment of an Award when such action or actions would be in the best interest of the Company; (11) provide for the deferred payment of Awards in Shares and the extent to which dividend equivalents shall be paid or credited with respect to such Awards; (12) determine whether Nonqualified Stock Options may be transferable to family members, a family trust or a family partnership; (13) establish such subplans as the Committee may determine to be necessary in order to implement and administer the Plan in foreign countries; and (14) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

3.3                          Effect of Determinations. All determinations of the Committee shall be final, binding and conclusive on all persons having an interest in the Plan.

3.4                          Delegation of Authority. The Committee, in its discretion, may delegate its authority and duties under the Plan to such other individual, individuals or committee as it may deem advisable, under such conditions and subject to such limitations as the Committee may establish.  Notwithstanding the foregoing, only the Committee shall have authority to grant and administer Awards to Key Employees and other Reporting Persons, to establish and certify Performance Measures and to grant Awards to any Employee who is acting as a delegate of the Committee in respect of the Plan.

3.5                          No Liability. No member of the Committee, nor any person acting as a delegate of the Committee in respect of the Plan, shall be liable for any losses incurred by any person resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted thereunder.

ARTICLE IV

AWARDS

4.1                          Eligibility. Except as otherwise provided herein with respect to a specific form of an Award, all Employees and Consultants shall be eligible to receive Awards granted under the Plan.

4.2                          Participation. The Committee, at its sole discretion, shall select from time to time Participants from those persons eligible under Section 4.1 above to receive Awards under the Plan.

4.3                          Form of Awards. Awards granted under the Plan shall be in the form of Annual Performance Bonuses, Long-Term Performance Bonuses, Restricted Stock, Stock Options, and Other Equity-Based Awards.  Awards shall be in the form determined by the Committee, in its discretion, and shall be evidenced by an Award

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Certificate.  Awards may be granted singly, in combination or in tandem with other Awards.  The terms and conditions applicable to Annual Performance Bonuses shall be as set forth in Section 4.4.  The terms applicable to Long-Term Performance Bonuses shall be as set forth in Section 4.5.  The terms and conditions applicable to Restricted Stock shall be as set forth in Section 4.6.  The terms and conditions applicable to Stock Options shall be as set forth in Section 4.7.  The terms and conditions applicable to Other Equity-Based Awards shall be as set forth in Section 4.8.

(a)                                  Qualified Performance Awards.  The Committee shall designate whether an Annual Performance Bonus, Long-Term Performance Bonus, Restricted Stock Award or Other Equity-Based Award granted under the Plan is intended to constitute a Qualified Performance Award.  Qualified Performance Awards under the Plan may be granted either separately, at the same time as other Awards designated as Qualified Performance Award, or at the same time as Awards that are not designated as Qualified Performance Awards; provided, however, that in no event may the payment of an Award that is not a Qualified Performance Award be contingent upon the failure to attain a specific level of performance on the Performance Measure(s) applicable to a Qualified Performance Award for the same Performance Cycle.   In the event the Committee designates an Award as a Qualified Performance Award, any determinations of the Committee pertaining to Performance Measures and other terms and conditions of such Qualified Performance Award (other than a determination under Section 4.4(c)(ii), 4.5(c)(ii) or 4.6(b)(iii) to reduce the amount of an Award) shall be in writing and made within the Qualified Performance Award Determination Period.

4.4                          Annual Performance Bonuses. The Committee may grant Annual Performance Bonuses under the Plan only to such Employees as the Committee may from time to time select, in such amounts and subject to such terms and conditions as the Committee, in its discretion, may determine.  An Annual Performance Bonus awarded under the Plan may, at the discretion of the Committee, be designated as a Qualified Performance Award.  An Annual Performance Bonus that the Committee designates as a Qualified Performance Award shall be subject to the provisions of paragraphs (a) through (d) below.

(a)                                  Performance Cycles. Annual Performance Bonuses designated as Qualified Performance Awards shall be awarded in connection with a 12-month Performance Cycle, which shall be the fiscal year of the Company; provided, however, that the Committee may, in its discretion, establish a Performance Cycle of less than 12 months.

(b)                                  Bonus Participants. Within the Qualified Performance Award Determination Period, the Committee shall determine the Employees who shall be eligible to receive an Annual Performance Bonus designated as a Qualified Performance Award for such Performance Cycle.

(c)           Performance Measures; Targets; Payout Formula.

(i)                For each Annual Performance Bonus designated as a Qualified Performance Award, the Committee shall fix and establish, in writing, within the Qualified Performance Award Determination Period (A) the Performance Measure(s) that shall apply to such Annual Performance Bonus; (B) the target amount of such Annual Performance Bonus that shall be payable to each such Employee; and (C) subject to paragraph (g) below, the payout formula for computing the actual amount of such Annual Performance Bonus that shall become payable with respect to each level of attained performance.  Towards this end, such payout formula shall, based on objective criteria, set forth for the applicable Performance Measure(s) the minimum level of performance that must be attained during the Performance Cycle before any such Annual Performance Bonus shall become payable and the percentage (which percentage may not exceed 200%) of the target amount of such Annual Performance Bonus that shall be payable to each such Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

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(ii)               Notwithstanding anything in this paragraph (c) to the contrary, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, any Annual Performance Bonus designated as a Qualified Performance Award that is payable to any Employee with respect to any given Performance Cycle, provided, however, that no such reduction shall result in an increase in the dollar amount of any such Annual Performance Bonus payable to any Key Employee.

(d)                                  Payment of Bonuses; Certification. No Annual Performance Bonus designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.4 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(e)                                  Other Annual Performance Bonuses. Annual Performance Bonuses that are not Qualified Performance Awards shall be based on a Performance Cycle (which may be less than 12 months) and such Performance Measures and payout formulas (which may be the same as or different than those applicable to Annual Performance Bonuses that are designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(f)            Form of Payment. Annual Performance Bonuses shall be paid in cash.

(g)                                 Amount of Bonus. The maximum amount that may be paid as an Annual Performance Bonus to any one Participant during any fiscal year of the Company shall not exceed $10,000,000.

4.5                          Long-Term Performance Bonuses. The Committee may grant Long-Term Performance Bonuses under the Plan only to such Employees as the Committee may from time to time select, in such amounts and subject to such terms and conditions as the Committee, in its discretion, may determine.  A Long-Term Performance Bonus awarded under the Plan may, at the discretion of the Committee, be designated as a Qualified Performance Award.  A Long-Term Performance Bonus that the Committee designates as a Qualified Performance Award shall be subject to the provisions of paragraphs (a) through (d) below.

(a)                                  Performance Cycles. Long-Term Performance Bonuses designated as Qualified Performance Awards shall be awarded in connection with a Performance Cycle, which shall be at least one fiscal year of the Company.  The Committee shall determine the length of a Performance Cycle within the Qualified Performance Award Determination Period.   In the event that the Committee determines that a Performance Cycle shall be a period greater than one fiscal year, a new Long-Term Performance Bonus Award may be granted and designated as a Qualified Performance Award and a new Performance Cycle may commence prior to the completion of the Performance Cycle associated with the prior Long-Term Performance Bonus Award.

(b)                                  Bonus Participants. Within the Qualified Performance Award Determination Period, the Committee shall determine the Employees who shall be eligible to receive a Long-Term Performance Bonus designated as a Qualified Performance Award for such Performance Cycle.

(c)           Performance Measures; Targets; Payout Formula.

(i)                For each Long-Term Performance Bonus designated as a Qualified Performance Award, the Committee shall fix and establish, in writing, within the Qualified Performance Award Determination Period (A) the Performance Measure(s) that shall apply to such Performance Cycle; (B) the target amount of such Long-Term Performance Bonus that shall be payable to each such Employee; and (C) subject to paragraph (g) below, the payout formula for computing the actual amount of such Long-Term Performance Bonus that shall become payable with respect to each level of attained performance.  Towards this end, such payout formula shall, based on objective criteria,

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set forth for the applicable Performance Measure(s) the minimum level of performance that must be attained during the Performance Cycle before any such Long-Term Performance Bonus shall become payable and the percentage (which percentage may not exceed 200%) of the target amount of such Long-Term Performance Bonus that shall be payable to each such Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii)               Notwithstanding anything in this paragraph (c) to the contrary, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, any Long-Term Performance Bonus designated as a Qualified Performance Award that is payable to any Employee with respect to any given Performance Cycle, provided, however, that no such reduction shall result in an increase in the dollar amount of any such Long-Term Performance Bonus payable to any Key Employee.

(d)                                  Payment of Bonuses; Certification. No Long-Term Performance Bonus designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.5 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(e)                                  Other Long-Term Performance Bonuses. Long-Term Performance Bonuses that are not Qualified Performance Awards shall be based on such Performance Cycles, Performance Measures and payout formulas (which may be the same as or different than those applicable to Long Term Performance Bonuses that are designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(f)                                    Form of Payment. Long-Term Performance Bonuses may be either paid in cash or the value of the Award may be settled in Shares of Restricted Stock, Fair Market Value Stock Options and/or Premium-Priced Options or any combination of the foregoing in such proportions as the Committee may, in its discretion, determine.  To the extent that a Long-Term Performance Bonus is paid in Shares of Restricted Stock, Fair Market Value Stock Options and/or Premium-Priced Stock Options, the number of Shares of Restricted Stock payable and/or the number of Stock Options granted shall be based on the Fair Market Value of a Share on the date of grant, subject to such reasonable Restricted Stock discount factors and/or Stock Option valuation methodology as the Committee may, in its discretion, apply.  Any Shares of Restricted Stock granted in connection with a Long-Term Performance Bonus shall be subject to the provisions of Sections 4.6(e) and (f).  Any Stock Options granted in payment of a Long-Term Performance Bonus shall be subject to the provisions of Sections 4.7(a), (b), (c), (d) and (f).

(g)                                 Amount of Bonus. Subject to Section 4.6(f), the maximum amount that may be paid as a Long-Term Performance Bonus in the form of Restricted Stock to any one Participant during any fiscal year of the Company shall not exceed $20,000,000.

4.6                          Restricted Stock. The Committee may grant Restricted Stock under the Plan to such Employees as the Committee may from time to time select, in such amounts and subject to such terms, conditions and restrictions as the Committee, in its discretion, may determine.  A Restricted Stock Award may, at the discretion of the Committee, be designated as a Qualified Performance Award.  A Restricted Stock Award that the Committee designates as a Qualified Performance Award shall be subject to the provisions of paragraphs (a) through (c) below.

(a)                                  Performance Cycles. A Restricted Stock Award designated as a Qualified Performance Award shall be awarded in connection with a Performance Cycle.  Unless the Committee determines that some other period shall apply, the Performance Cycle shall be the fiscal year of the Company.  In the event that the Committee determines that a Performance Cycle shall be a period greater than a 12-month period, a new Restricted Stock Award may be granted and designated as a Qualified Performance Award and a new

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Performance Cycle may commence prior to the completion of the Performance Cycle associated with the prior Restricted Stock Award.

(b)           Performance Measures; Targets and Payout Formulas.

(i)                Within the Qualified Performance Award Determination Period, the Committee shall determine the Employees who shall be eligible to receive a Restricted Stock Award designated as a Qualified Performance Award for such Performance Cycle and shall establish, in writing, the Performance Measure(s) that shall apply for such Performance Cycle.

(ii)               For each Restricted Stock Award designated as a Qualified Performance Award, the Committee shall establish, in writing, within the Qualified Performance Award Determination Period (A) a target amount of Restricted Stock that shall be payable to each such Employee and (B) subject to paragraph (f) below, a payout formula for computing the actual amount of Restricted Stock that shall become payable with respect to each level of attained performance.  Towards this end, such payout formula shall, based on objective criteria, set forth for the applicable Performance Measure the minimum level of performance that must be attained during the Performance Cycle before any such Restricted Stock shall become payable and the percentage (which percentage may not exceed 200%) of the target amount of Restricted Stock that shall be payable to each such Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

(iii)              The actual amount of Restricted Stock that shall be paid to each such Employee for any given Performance Cycle under a Restricted Stock Award designated as a Qualified Performance Award shall be determined based on such Employee’s target Restricted Stock Award, the actual level of achievement of the Performance Measure(s) and the payout formula determined by the Committee pursuant to this paragraph (b) for such Performance Cycle.  Notwithstanding the foregoing, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, the actual amount of any Restricted Stock Award designated as a Qualified Performance Award that is payable to any Employee with respect to any given Performance Cycle, provided, however, that no such reduction shall result in an increase in the amount of such Restricted Stock Award payable to any Key Employee.

(c)                                  Committee Certification. No Shares of Restricted Stock payable under a Restricted Stock Award designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.6 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(d)                                  Other Restricted Stock Awards. Restricted Stock Awards that are not Qualified Performance Awards shall be subject to such provisions as the Committee may, in its discretion, determine, and may be granted at any time; provided, however, that to the extent that the Committee determines that a Restricted Stock Award that is not a Qualified Performance Award shall be performance-based, such Restricted Stock Award shall be awarded in connection with a Performance Cycle, applying such Performance Measures and payout formulas (which may be the same as or different than those applicable to Restricted Stock Awards designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(e)                                  Payment of Restricted Stock. As soon as practicable after Restricted Stock has become payable, a certificate or certificates for all such Shares of Restricted Stock shall be registered in the name of the Participant and, at the discretion of the Company, be either (i) delivered to the Participant or (ii) held for the Participant by the Company.  The Participant shall thereupon have all the rights of a stockholder with respect to such Shares, including the right to vote and receive dividends or other distributions made or paid

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with respect to such Shares, except that such Shares shall be subject to the vesting and forfeiture provisions of paragraph (e)(i) below.  The Committee may, in its discretion, impose such restrictions on Restricted Stock as it deems appropriate.  Except as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2, such Shares shall be subject to the following vesting provisions:

(i)            Vesting and Forfeiture. Shares of Restricted Stock that have not yet vested shall be forfeited by a Participant upon the Participant’s Termination of Employment for any reason other than death or Disability. Shares of Restricted Stock shall vest in equal annual installments over a three—year period after the end of the applicable Performance Cycle (or date of grant, in the case of Awards that are not Qualified Performance Awards).

(ii)           Acceleration of Vesting. Notwithstanding the foregoing, all Shares of Restricted Stock shall immediately vest upon a Change in Control or upon the death or Disability of the Participant.

(iii)          Legend. In order to enforce any restrictions that the Committee may impose on Restricted Stock, the Committee shall cause a legend or legends setting forth a specific reference to such restrictions to be placed on all certificates for Shares of Restricted Stock.  As restrictions are released, a new certificate, without the legend, for the number of Shares with respect to which restrictions have been released shall be issued and delivered to the Participant as soon as possible thereafter.

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(f)                                    Amount of Restricted Stock. The maximum aggregate number of Shares of Restricted Stock that may be issued to any one Participant under Section 4.5 and this Section 4.6 during any fiscal year of the Company shall not exceed 1,000,000 Shares, subject to adjustment as provided in Section 5.3.

4.7                          Stock Options. Stock Options granted under the Plan may, at the discretion of the Committee, be in the form of either Nonqualified Stock Options, Incentive Stock Options or a combination of the two, subject to the restrictions set forth in paragraph (e) below.  Where both an a Nonqualified Stock Option and an Incentive Stock Option are granted to a Participant at the same time, such Awards shall be deemed to have been granted in separate grants, shall be clearly identified, and in no event will the exercise of one such Award affect the right to exercise the other Award.  The Committee shall designate the form of the Stock Option at the time of grant and such form shall be specified in the Award Certificate.  Stock Options shall be subject to the following terms and conditions:

(a)                                  Amount of Shares. The Committee may grant Stock Options to a Participant in such amounts as the Committee may determine, subject to the limitations set forth in Section 5.1 of the Plan.  The number of Shares subject to a Stock Option shall be set forth in the applicable Award Certificate.

(b)                                  Exercise Price. Stock Options granted under the Plan shall be Fair Market Value Stock Options; except, however, that Awards of Stock Options granted to Key Employees (and such other Employees or Consultants as the Committee may from time to time select for this purpose) shall consist of such proportion of Fair Market Value Stock Options to Premium-Priced Stock Options as the Committee, in its discretion, shall determine.  The Exercise Price of a Stock Option, as determined by the Committee pursuant to this Section 4.7(b), shall be set forth in the applicable Award Certificate.

(c)                                  Option Term. Notwithstanding any provision in the Plan to the contrary, all Stock Options granted under the Plan shall lapse no later than the tenth anniversary of the date of grant.

(d)                                  Timing of Exercise. Except as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2 to accelerate the vesting of an Award and to waive or amend any terms, conditions, limitations or restrictions of an Award, each Stock Option granted under the Plan shall be exercisable in whole or in part, subject to the following conditions, limitations and restrictions:

(i)            One third of the Shares subject to a Stock Option shall first become exercisable on the one-year anniversary of the date of grant, one-third shall first become exercisable on the two-year anniversary of the date of grant and the remainder shall first become exercisable on the three-year anniversary of the date of grant;

(ii)           All Stock Options subject to the Award shall become immediately exercisable upon a Change in Control;

(iii)          All Stock Options granted to a Participant shall become immediately exercisable upon the death or Disability of the Participant and must be exercised, if at all, within one year after such Participant’s death or Disability, but in no event after the date such Stock Options would otherwise lapse.  Stock Options of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise such Stock Options by the Participant’s will or by operation of law.  In the event a Stock Option is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Shares thereunder unless and until the Company is satisfied that the person or persons exercising the Stock Option is or are the duly appointed executor(s) or administrator(s) of the deceased Participant or the person to whom the Stock Option has been transferred by the Participant’s will or by the applicable laws of descent and distribution;

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(iv)          Upon an Employee’s Retirement, all Stock Options that have not become exercisable as of the date of Retirement shall be forfeited and to the extent that Stock Options have become exercisable as of such date, such Stock Options must be exercised, if at all, within one year after Retirement; and

(v)           Except as otherwise provided in Section 7.3, upon an Employee’s Termination of Employment, or a Consultant’s Termination of Consultancy, for any reason other than death, Disability or Retirement, all Stock Options that have not become exercisable as of the date of termination shall be forfeited and to the extent that Stock Options have become exercisable as of such date, such Stock Options must be exercised, if at all, within 30 days after such Termination of Employment or Termination of Consultancy.

(e)                                  Payment of Exercise Price. The Exercise Price shall be paid in full when the Stock Option is exercised and stock certificates shall be registered and delivered only upon receipt of such payment.  Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order.  In addition, at the discretion of the Committee, payment of all or a portion of the Exercise Price may be made by

(i)            Delivering a properly executed exercise notice to the Company, or its agent, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds with respect to the portion of the Shares to be acquired upon exercise having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii)           Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months having a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii)          any combination of the foregoing.

(f)                                    Incentive Stock Options. Incentive Stock Options granted under the Plan shall be subject to the following additional conditions, limitations and restrictions:

(i)            Eligibility. Incentive Stock Options may only be granted to Employees of the Company or a Related Company that is a subsidiary or parent corporation, within the meaning of Code Section 424, of the Company.  In no event may an Incentive Stock Option be granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or such Related Company or to a Consultant.

(ii)           Timing of Grant. No Incentive Stock Option shall be granted under the Plan after the 10-year anniversary of the date the Plan is adopted by the Board or, if earlier, the date the Plan is approved by the Company’s shareholders.

(iii)          Amount of Award. The aggregate Fair Market Value on the date of grant of the Shares with respect to which such Incentive Stock Options first become exercisable during any calendar year under the terms of the Plan for any Participant may not exceed $100,000.  For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all Plan’s maintained by the Company and a Related Company shall be aggregated.  To the extent any Incentive Stock Option first becomes exercisable in a calendar year and such limit would be exceeded, such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.

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(iv)          Timing of Exercise. In the event that the Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than 30 days after the Participant’s Termination of Employment and such exercise occurs more than three months after such Participant has ceased being an Employee (or more than 12 months after the Participant is Disabled), such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.

(v)           Transfer Restrictions. In no event shall the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the laws of descent and distribution, and any Incentive Stock Option granted hereunder shall be exercisable, during his or her lifetime, only by the Participant.

(g)                                 No Repricing. Except as otherwise provided in Section 5.3, in no event shall the Committee decrease the Exercise Price of a Stock Option after the date of grant or cancel outstanding Stock Options and grant replacement Stock Options with a lower exercise price without first obtaining the approval of the holders of a majority of the Shares present in person or by proxy at a meeting of the Company’s shareholders and entitled to vote at such meeting.

4.8                          Other Equity-Based Awards. The Committee may, from time to time, grant Awards (other than Performance Bonuses, Restricted Stock or Stock Options) under this Section 4.8 that consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares to any Employee or Consultant.  These Awards may include, among other things Shares, restricted stock options, stock appreciation rights, phantom or hypothetical Shares and Share units.  The Committee shall determine, in its discretion, the terms, conditions, restrictions and limitations, if any, that shall apply to Awards granted pursuant to this Section 4.8, including whether dividend equivalents shall be credited or paid with respect to any Award, which terms, conditions, restrictions and/or limitations shall be set forth in the applicable Award Certificate.

Other Equity Based Awards under the Plan may, in the discretion of the Committee, be designated as Qualified Performance Awards.  In the event the Committee designates an Other Equity-Based Award as a Qualified Performance Award, the Committee shall condition the grant of such Other Equity-Based Award on the attainment during a Performance Cycle of specified levels of performance of one or more Performance Measures.  The Performance Cycle, Performance Measure(s) and payout schedules applicable to Other Equity-Based Awards that are designated as Qualified Performance Awards shall be determined by the Committee at such time and in the manner as set out in paragraphs (a) and (b) of Section 4.6.  In such case, no Other Equity-Based Award designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.8 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

4.9                          Code Section 162(m). It is the intent of the Company that Qualified Performance Awards granted to Key Employees under the Plan satisfy the applicable requirements of Code Section 162(m) and the regulations thereunder so that the Company’s tax deduction for Qualified Performance Awards is not disallowed in whole or in part by operation of Code Section 162(m).  If any provision of this Plan pertaining to Qualified Performance Awards, or any Award to a Key Employee under the Plan that the Committee designates as a Qualified Performance Award, would otherwise frustrate or conflict with such intent, that provision or Award shall be interpreted and deemed amended so as to avoid such conflict.

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ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1                          Shares Available. The Shares issuable under the Plan shall be authorized but unissued Shares or Shares held in the Company’s treasury.  Subject to adjustment in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued under the Plan may equal but shall not exceed in the aggregate 45,000,000 Shares; provided, however, that from the aggregate limit

(a) from and after the date of the 2005 annual meeting of shareholders no more than 10,000,000 shares may be issued in connection with any Award that is not a Stock Option or an Other Equity-Based Award that is in the form of a stock appreciation right with an exercise price at least equal to Fair Market Value on the date of grant; no more than 20,000,000 Shares may be issued under Incentive Stock Options during the term of the Plan; and

(b)  no more than 2,000,000 Shares in the form of Stock Options and 1,000,000 Shares in the form of Restricted Stock (including Shares issued in connection with Long-Term Performance Bonuses under Section 4.5(e) and Restricted Stock Awards under Section 4.6) and Other Equity-Based Awards may be issued to any one Participant during any fiscal year of the Company, and the maximum aggregate number of Shares with respect to which Awards may be granted to any one Participant during any such fiscal year of the Company may not exceed 3,000,000 Shares.

Notwithstanding the foregoing, any Shares that have been approved by Company shareholders for issuance under 2001 Stock Option Plan (the “2001 Plan”), but which have not been awarded under such 2001 Plan (or have been awarded, but will not be issued due to expiration, forfeiture, cancellation, settlement in cash in lieu of Shares or otherwise) and which are no longer available for issuance under such 2001 Plan for any reason (including without limitation, the termination of such 2001 Plan) shall be available for issuance under this Plan in addition to the 45,000,000 Shares reserved hereunder.

5.2                          Counting Rules. For purposes of determining the number of Shares remaining available under the Plan (including Shares originally approved under the 2001 Plan, but made available for issuance under this Plan in accordance with Section 5.1), only Awards payable in Shares shall be counted.  Any Shares related to Awards, which terminate by expiration, forfeiture, cancellation or otherwise without issuance of Shares, or are settled in cash in lieu of Shares, shall be available again for issuance under the Plan.  In the event Shares are tendered or withheld in payment of all or part of the Exercise Price of a Stock Option, or in satisfaction of the withholding obligations thereunder, the Shares so tendered or withheld shall become available for issuance under the Plan.  An outstanding stock appreciation right shall not be taken into account in determining the aggregate number of Shares with respect to which Stock Options may thereafter be granted.  Shares that remain available for grant under Prior Plans shall not be counted towards the maximum number of shares that may be issued under this Plan as set forth in Section 5.1.

5.3                          Adjustments. In the event of a change in the outstanding Shares by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the exercisability of stock purchase rights received under the Rights Agreement, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, if the Committee shall determine, in its sole discretion, that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such transaction or event equitably requires an adjustment in the number or kind of Shares that may be issued under the Plan, in the number or kind of Shares subject to an outstanding Award, or in the Exercise Price of a Stock Option, stock appreciation right or other Award, such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes under the Plan.  Notwithstanding the foregoing, no adjustments shall be made with respect to Qualified Performance Awards granted to a Key Employee to the extent such adjustment would cause the Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.

5.4                          Consolidation, Merger or Sale of Assets. Upon the occurrence of (i) a merger, consolidation, acquisition of property or stock, reorganization or otherwise involving the Company in which the Company is not to

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be the surviving corporation, (ii) a merger, consolidation, acquisition of property or stock, reorganization or otherwise involving the Company in which the Company is the surviving corporation but holders of Shares receive securities of another corporation, or (iii) a sale of all or substantially all of the Company’s assets (as an entirety) or capital stock to another person, any Award granted hereunder shall be deemed to apply to the securities, cash or other property (subject to adjustment by cash payment in lieu of fractional interests) to which a holder of the number of Shares equal to the number of Shares the Participant would have been entitled, and proper provisions shall be made to ensure that this clause is a condition to any such transaction; provided, however, that the Committee (or, if applicable, the board of directors of the entity assuming the Company’s obligations under the Plan) shall, in its discretion, have the power to either:

(a)           provide, upon written notice to Participants, that all Awards that are currently exercisable must be exercised within the time period specified in the notice and that all Awards not exercised as of the expiration of such period shall be terminated without consideration; provided, however, that the Committee (or successor board of directors) may provide, in its discretion, that, for purposes of this subsection, all outstanding Awards are currently exercisable, whether or not vested; or

(b)           cancel any or all Awards and, in consideration of such cancellation, pay to each Participant an amount in cash with respect to each Share issuable under an Award equal to the difference between the Fair Market Value of such Share on such date (or, if greater, the value per Share of the consideration received by holders of Shares as a result of such merger, consolidation, reorganization or sale) and the Exercise Price.

5.5                          Fractional Shares. No fractional Shares shall be issued under the Plan.  In the event that a Participant acquires the right to receive a fractional Share under the Plan, such Participant shall receive, in lieu of such fractional Share, cash equal to the Fair Market Value of the fractional Share as of the date of settlement.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1                          Amendment. The Plan may be amended at any time and from time to time by the Board without the approval of shareholders of the Company, except that no amendment which increases the aggregate number of Shares which may be issued pursuant to the Plan, decreases the Exercise Price at which Stock Options may be granted or materially modifies the eligibility requirements for participation in the Plan shall be effective unless and until the same is approved by the shareholders of the Company.  No amendment of the Plan shall adversely affect any right of any Participant with respect to any Award theretofore granted without such Participant’s written consent.

6.2                          Termination. The Plan shall terminate upon the earlier of the following dates or events to occur:

(a)           the adoption of a resolution of the Board terminating the Plan; or

(b)           the 10-year anniversary of the date of the Company’s 2002 Annual Meeting of Stockholders

No Awards shall be granted under this Plan after it has been terminated.  However, the termination of the Plan shall not alter or impair any of the rights or obligations of any person, without such person’s consent, under any Award theretofore granted under the Plan.  After the termination of the Plan, any previously granted Awards shall remain in effect and shall continue to be governed by the terms of the Plan and the applicable Award Certificate.

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ARTICLE VII

GENERAL PROVISIONS

7.1                          Nontransferability of Awards. Except as otherwise provided in this Section 7.1, no Awards under the Plan shall be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, other than by will or by the laws of descent or distribution, by the Participant and no other persons shall otherwise acquire any rights therein.  Nothing in the preceding sentence, however, shall bar the transfer of an Award (other than an Incentive Stock Option) to a Participant’s spouse pursuant to a qualified domestic relations order as defined by Section 414(p) of the Code or Section 206(d) of the Employee Retirement Income Security Act or 1974, as amended.  During the lifetime of a Participant, Stock Options (except for Nonqualified Stock Options that are transferable pursuant to subparagraphs (a) and (b) below) shall be exercisable only by the Participant and shall not be assignable or transferable except as provided above.

(a)           In the case of a Nonqualified Stock Option, except as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, all or any part of such Nonqualified Stock Option may, subject to the prior written consent of the Committee, be transferred to one or more of a following classes of donees:  family member, a trust for the benefit of a family member, a limited partnership whose partners are solely family members or any other legal entity set up for the benefit of family members.  For purposes of this Section 7.1, a family member means a Participant’s spouse, children, grandchildren, parents, grandparents (natural, step, adopted, or in-laws), siblings, nieces, nephews and grandnieces and grandnephews.

(b)               Except as the Committee may at any time determine, and subject to the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, any Nonqualified Stock Option transferred by a Participant pursuant to paragraph (a) above may be exercised by the transferee only to the extent such Nonqualified Stock Option would have been exercisable by the Participant had no transfer occurred.  Any such transferred Nonqualified Stock Option shall be subject to all of the same terms and conditions as provided in the Plan and in the applicable Award Certificate.  The Participant or the Participant’s estate shall remain liable for any withholding tax which may be imposed by any federal, state or local tax authority and the transfer of Shares upon exercise of such Nonqualified Stock Option shall be conditioned on the payment of such withholding tax.  The Committee may, in its sole discretion, withhold its consent to all or a part of any transfer of a Nonqualified Stock Option pursuant to this Section 7.1 unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any such withholding tax.  The Participant must immediately notify the Committee, in such form and manner as required by the Committee, of any proposed transfer of a Nonqualified Stock Option pursuant to this Section and no such transfer shall be effective until the Committee consents thereto in writing.

(c)               Anything in this Section 7.1 to the contrary notwithstanding, in no event may the Committee permit an Incentive Stock Option to be transferred by any Participant other than by will or the laws of descent and distribution.

7.2                          Withholding of Taxes.

(a)           Stock Options. As a condition to the delivery of any Shares pursuant to the exercise of a Stock Option, the Committee may require that the Participant, at the time of such exercise, pay to the Company by cash or by certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations.  The Committee may, however, in its

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discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.7(e).  In addition, the Committee may, in its discretion, permit payment of tax withholding obligations to be made by instructing the Company to withhold Shares that would otherwise be issued on exercise having a Fair Market Value on the date of exercise equal to the applicable portion of the tax withholding obligations being so paid.  Notwithstanding the foregoing, in no event may any amount greater than the minimum statutory withholding obligation be satisfied by tendering or withholding Shares.

(b)           Restricted Stock. The Company shall satisfy tax withholding obligations arising in connection with the release of restrictions on Shares of Restricted Stock by withholding Shares that would otherwise be available for delivery upon such release having a Fair Market Value on the date of release equal to the minimum statutory withholding obligation.

7.3                          Special Forfeiture Provision. If the Committee, in its discretion, determines and the applicable Award Certificate so provides, a Participant who, without prior written approval of the Company, enters into any employment or consultation arrangement (including service as an agent, partner, stockholder, consultant, officer or director) to any entity or person engaged in any business in which the Company or its affiliates is engaged which, in the sole judgment of the Company, is competitive with the Company or any subsidiary or affiliate, (i) shall forfeit all rights under any outstanding Stock Option and shall return to the Company the amount of any profit realized upon the exercise, within such period as the Committee may determine, of any Stock Option and (ii) shall forfeit and return to the Company all Shares of Restricted Stock which are not then vested or which vested but remain subject to the restrictions imposed by this Section 7.3, as provided in the Award Certificate.

7.4                          Code Section 83(b) Elections. Neither the Company, any Related Company, nor the Committee shall have any responsibility in connection with a Participant’s election, or attempt to elect, under Code Section 83(b) to include the value of a Restricted Stock Award in the Participant’s gross income for the year of payment.  Any Participant who makes a Code Section 83(b) election with respect to any such Award shall promptly notify the Committee of such election and provide the Committee with a copy thereof.

7.5                          No Implied Rights. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other right upon any Employee for the continuation of his or her employment, or upon any Consultant for the continuation of his or her consultancy, for any Performance Cycle or any other period.  The Company expressly reserves the right, which may be exercised at any time and without regard to when, during a Performance Cycle or other accounting period, such exercise occurs, to discharge any individual and/or treat him or her without regard to the effect which such treatment might have upon him or her as a Participant in the Plan.

7.6                          No Obligation to Exercise Options. The granting of a Stock Option shall impose no obligation upon the Participant to exercise such Stock Option.

7.7                          No Rights as Stockholders. A Participant granted an Award under the Plan shall have no rights as a stockholder of the Company with respect to such Award unless and until such time as certificates for the Shares underlying the Award are registered in such Participant’s name.  The right of any Participant to receive an Award by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company.

7.8                          Indemnification of Committee. The Company shall indemnify, to the full extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee or a delegate of the Committee so acting.

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7.9                          No Required Segregation of Assets. Neither the Company nor any Related Company shall be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.10                        Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or the Related Companies.  Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company or any Related Company except as may be determined by the Board or by the board of directors of the applicable Related Company.

7.11                        Securities Exchange Act Compliance. Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934.  If any provision or this Plan or of any grant of an Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict.

7.12                        Governing Law; Severability. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of New York and construed accordingly, to the extent not superseded by applicable federal law.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

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Exhibit B:

CA, Inc.

Non-Qualified Stock Option Certificate

Name of Option Holder	EMPLID

Option Number
Total Number of Shares Granted	**XXXXX**
Option Date
Exercise Price Per Share	$

NON-QUALIFIED STOCK OPTION granted by CA, Inc., a Delaware corporation, (the “Company”) to the above-named option holder (the “Optionee”), an employee or consultant of the Company or one of its subsidiaries, pursuant to the CA, Inc. 2002 Incentive Plan, amended and restated effective as of May 20, 2005 (the ‘“Plan”), the terms of which are incorporated herein by reference and which, in the event of any conflict, shall control over the terms contained herein.

1.              Grant and Vesting Option

Subject to the vesting schedule below, the Company hereby grants to the Optionee an option to purchase on the terms herein provided a total of the number of shares of common stock, $.10 par value, of the Company set forth above, at an exercise price per share as set forth above.

This option may be exercised only with respect to the portion thereof that is vested. The Optionee’s right to exercise this option shall become vested on the six-month anniversary of the grant date.

This option shall expire and shall not be exercisable after July 20, 2010.

2.              Stock to be Delivered

Stock to be delivered upon the exercise of this option may constitute an original issue of authorized stock or may consist of treasury stock.

3.              Exercise of Option

Each election to exercise this option shall be made, by delivering to the Company or its agent a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds with respect to the portion of shares to be acquired upon exercise. Exercise of this option will not be permitted if the Company determines, in its sole and absolute discretion, that issuance of shares at that time could violate any law or regulation.

In the event an option is exercised by the executor or administrator of a deceased Optionee, or by the person or persons to whom the option has been transferred by the Optionee’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver stock there under unless and until the Company is satisfied that the person or persons exercising the option is or are the duly appointed executor(s) or administrator(s) of the deceased Optionee or the person to whom the option has been transferred by the Optionee’s will or by the applicable laws of descent and distribution.

4.              Payment for and Delivery of Stock

Payment in full by cash, certified check, bank draft, wire transfer or postal or express money order shall be made for all shares for which this option is exercised at the time of such exercise, and no shares shall be delivered until such payment is made.

Alternatively, payment may be made by (i) delivering to the Company a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds with respect to the portion of the shares to be acquired upon exercise having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the exercise price being so paid, (ii) tendering to the Company (by physical delivery or by attestation)  certificates representing shares of outstanding common stock, par value $.10, of the Company  that have been held by the Optionee for at least six months prior to exercise, having a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the exercise price being so paid, together with stock powers duly executed and with signature guaranteed; or (iii) any combination of the foregoing.  Notwithstanding the foregoing, a form of payment will not be available if the

Company determines, in its sole and absolute discretion, that such form of payment could violate any law or regulation.

The Company shall not be obligated to deliver any stock unless and until (i) satisfactory arrangements have been made with the Company for the payment of any applicable tax withholding obligations, (ii) all applicable federal and state laws and regulations have been complied with,  (iii) in the event the outstanding common stock is at the time listed upon any stock exchange, the shares to be delivered have been listed, or authorized to be listed upon official notice of issuance upon the exchanges where it is listed, and (iv) all legal matters in connection with the issuance and delivery of the shares have been approved by counsel of the Company. The Optionee shall have no rights of a stockholder until the stock is actually delivered to him.

5.              Recovery and Reimbursement of Option Gain

The Company shall have the right to recover, or receive reimbursement for, any compensation or profit realized by the exercise of this option or by the disposition of any option shares to the extent that the Company has such a right of recovery or reimbursement under applicable securities laws.

6.              Transferability of Options

Except as provided below, this option may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code, and during the Optionee’s lifetime this option may be exercised only by the Optionee.  Notwithstanding the foregoing, this option may be transferred by the Optionee to members of his or her immediate family or to one or more trusts for the benefit of such family members or to one or more partnerships in which such family members are the only partners provided that (i) the optionee does not receive any consideration for such transfer, (ii) written notice of any proposed transfer and the details thereof shall have been furnished to the Compensation and Human Resource Committee at least three (3) days in advance of such transfer, and (iii) the Compensation and Human Resource Committee consents to the transfer in writing.  Options transferred pursuant to this provision will continue to be subject to the same terms and conditions that were applicable to such options immediately prior to transfer and the option may be exercised by the transferee only to the same extent that the option could have been exercised by the Optionee had no transfer been made.  For this purpose, the Optionee’s “family members” shall include the Optionee’s spouse, children, grandchildren, parents, grandparents (whether natural step, adopted or in-laws) siblings, nieces, nephews and grandnieces and grand nephews.

7.              Termination of Employment or Consultancy

Upon termination of employment or consultancy, other than termination of employment or consultancy by reason of (i) Retirement, as defined in the Plan , (ii) disability, or (iii) death, any portion of this option that has not become vested as of the date of termination shall immediately terminate and any portion of this option that has already vested as of such date shall terminate thirty (30) days after termination of employment or consultancy or the expiration date of the option, whichever occurs first.

8.              Retirement

In the event of the Optionee’s Retirement, as defined in the Plan, from the employ of Company or any subsidiary, any portion of this option that has not become vested as of the date of Retirement shall immediately terminate and any portion of this option that has already vested as of such date shall terminate one (1) year after such Retirement or on the expiration date of the option, whichever occurs first.

9.              Disability

In the event of termination of employment of the Optionee because of disability, any unexercised portion of this option held by the Optionee at the date of such termination (vested and unvested) will immediately become exercisable in full and will remain exercisable by the Optionee for a period of one (1) year or the remaining term of the option, whichever is shorter.

10.       Death

If an Optionee dies while employed by the Company, any unexercised portion of this option held by the Optionee at his date of death (vested and unvested) will immediately become exercisable in full and will remain exercisable by the estate of the deceased Optionee or the person given authority to exercise his options by his will or by operation of law for a period of one (1) year or the remaining term of the option, whichever is shorter.

11.       Changes In Stock

In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event, the number and kind of shares of stock of the Company covered by this option, the option price and other relevant provisions may be appropriately adjusted by the Compensation and Human Resource Committee, in its discretion, to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this option.  Any such determinations and adjustments made by the Compensation and Human Resource Committee shall be binding on all persons.  In the event of (i) a consolidation or merger in which the Company is not the surviving corporation, (ii) a consolidation or merger in which the Company is the surviving corporation but holders of shares receive securities of another corporation, or (iii) a sale of substantially all of the Company’s assets (as an entirety) or capital stock to another person, this option shall be deemed to apply to the equivalent amount of securities, cash or other property that is received by Company stockholders in exchange for their Company shares pursuant to such transaction; provided, however, that the Compensation and Human Resource Committee may, in its discretion, either (i) provide, upon written notice to the Optionee, that this option shall terminate as of the date specified in such notice (in which case the Compensation and Human Resource Committee may, but does not have to, accelerate the vesting of any portion of this option that has not already vested as of the date such notice is provided to the Optionee), or (ii) cancel this option and in consideration of such cancellation pay to the Optionee an amount in cash with respect to each share then remaining under the option equal to the difference between the Fair Market Value of such share on the date of cancellation (or, if greater, the per share value of the consideration received by Company stockholders as a result of the merger, consolidation, reorganization or sale) and the per share exercise price of the option.

12.       Continuance of Employment

This option shall not be deemed to obligate the Company or any subsidiary to retain the Optionee in its employ for any period.

IN WITNESS WHEREOF, CA, Inc. has caused this certificate to be executed by the President and CEO. This option is granted at the Company’s principal executive office, One CA Plaza, Islandia, New York 11749, on the date stated above.

CA, Inc.

By

Exhibit C:

AMENDMENT TO STOCK OPTION CERTIFICATE

(for Option with Grant Date of July 20, 2000 and
Exercise Price per Share of $27)

WHEREAS, a stock option was granted to you under the CA, Inc. (formerly Computer Associates International, Inc.) 1991 Stock Incentive Plan (the “Plan”) with an option date of July 20, 2000 and an exercise price per share of $27.00 (the “Option”);

[WHEREAS, the Option was characterized as an “incentive stock option” on the Stock Option Certificate provided to you that evidenced the Option](1);

WHEREAS, CA, Inc. (the “Company”) recently determined that, for accounting and tax purposes, the Option was granted to you on a subsequent date when the closing price of the Company’s common stock was significantly higher than the exercise price provided under the Option,; and

WHEREAS, the Company provided you with an opportunity to cancel the last vesting installment of the Option in exchange for a new option pursuant to an option exchange offer that was launched on or around November 7, 2006; and

WHEREAS, you elected to participate in the exchange offer and accept the new option;

NOW, THEREFORE,

1.  The last vesting installment of your Option (representing 30% of the shares underlying the Option) is hereby canceled, effective as of [December 8, 2006] and the aggregate number of shares that may be acquired pursuant to the Option is decreased by the amount covered by the last installment;

2.  The Option is characterized from its date of grant as a “non-qualified” or “non-statutory” stock option[, rather than as an “incentive stock option”](1); and

3.  Except as described above, all of the other terms and conditions of the Option shall remain in full force and effect.

IN WITNESS WHEREOF, CA, Inc. has caused this Amendment to be executed by its President and CEO.

CA, INC.

By:	John Swainson
President and Chief Executive Officer

(1) To be included if Eligible Option was originally characterized as an incentive stock option.